UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CARDIOVASCULAR SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CARDIOVASCULAR SYSTEMS, INC.
1225 Old Highway 8 NW
St. Paul, Minnesota 55112
Telephone: 877-CSI-0360
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 16, 2016
Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Cardiovascular Systems, Inc. (the “Company”) on Wednesday, November 16, 2016, at 10:00 a.m. (Central Time) at the Company’s offices, located at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112, for the following purposes:

1. To elect as Class II directors to hold office until the fiscal 2019 Annual Meeting of Stockholders, the following nominees recommended by the Board of Directors: Brent G. Blackey, Leslie L. Trigg and Scott R. Ward.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2017.

3. To approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.
The record date for the Annual Meeting is September 19, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors,
Sincerely,
Scott R. Ward
Chairman of the Board,
President and Chief Executive Officer
St. Paul, Minnesota
October 4, 2016

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares. You may vote over the telephone or the Internet as instructed in this proxy statement. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you already returned a proxy card or voting instruction card or voted by proxy over the telephone or the Internet. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON NOVEMBER 16, 2016:
The Proxy Statement and Fiscal 2016 Annual Report to Stockholders are available at http://www.proxyvote.com and http://www.csi360proxy.com

CARDIOVASCULAR SYSTEMS, INC.
1225 Old Highway 8 NW
St. Paul, Minnesota 55112
Telephone: 877-CSI-0360
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 16, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors of Cardiovascular Systems, Inc. (the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s offices, located at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112, on Wednesday, November 16, 2016, at 10:00 a.m. (Central Time), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the telephone or the Internet.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about October 4, 2016 to our beneficial owners and stockholders of record who owned our common stock at the close of business on September 19, 2016. Beneficial owners and stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners and stockholders of record a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates its election.

Why did I receive a full set of proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing paper copies of the proxy materials instead of a Notice to beneficial owners or stockholders of record who have previously requested to receive paper copies of our proxy materials. If you are a beneficial owner or stockholder of record who received a paper copy of the proxy materials, and you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.

You can choose to receive our future proxy materials electronically by visiting http://www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise by following the instructions contained in your Notice and visiting http://www.proxyvote.com, sending an electronic mail message to sendmaterial@proxyvote.com, or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the Annual Meeting with respect to both our beneficial owners and stockholders of record.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on September 19, 2016 will be entitled to vote at the Annual Meeting. On the record date, there were 33,049,117 shares of common stock of the Company outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on September 19, 2016, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your shares by completing, signing, dating and mailing your proxy card in the envelope provided, if you received paper copies of the proxy materials, or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on September 19, 2016, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•
Election of the following nominees recommended by the Board of Directors to be Class II directors and to hold office until the fiscal 2019 Annual Meeting of Stockholders: Brent G. Blackey, Leslie L. Trigg, and Scott R. Ward.

•
Ratification of the selection by the Audit, Risk Management and Finance Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending June 30, 2017.

•	Approval, on an advisory basis, of the compensation paid to the Company’s Named Executive Officers.

How do I vote?

For the election of each nominee to the Board of Directors, you may vote “For” or “Against” or abstain from voting. For the ratification of the Audit, Risk Management and Finance Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2017, you may vote “For” or “Against” or abstain from voting. For the advisory vote on Named Executive Officer compensation, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card (if you received paper copies of the proxy materials), vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. If you would like directions to our offices, please call 877-CSI-0360.

•
If you received paper copies of the proxy materials, to vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Please have available the 12-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m., Eastern Time (10:59 p.m., Central Time) on November 15, 2016, to be counted.

•
To vote over the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Please have available the 12-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m., Eastern Time (10:59 p.m., Central Time) on November 15, 2016, to be counted.

We are providing Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you may have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of September 19, 2016. There is no cumulative voting for election of directors.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominees for director, “For” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2017, and “For” the advisory vote on Named Executive Officer compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Our directors and employees may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Are proxy materials available on the Internet?

This proxy statement and our fiscal 2016 Annual Report to Stockholders are available at http://www.proxyvote.com or http://www.csi360proxy.com.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may submit a new vote by telephone or Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes and abstentions and broker non-votes for director elections; “For” and “Against” votes and abstentions for auditor selection ratification; and “For” and “Against” votes and abstentions and broker non-votes for the advisory vote on Named Executive Officer compensation.

Abstentions will not be counted toward the vote total for the election of directors, but abstentions will be counted towards the vote total for each other proposal, and will have the same effect as “Against” votes for those proposals. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is currently considered a routine matter. The election of directors and advisory vote on Named Executive Officer compensation are currently considered non-routine matters under the rules of the New York Stock Exchange.

How many votes are needed to approve each proposal?

•
For Proposal 1, the election of the Class II directors, a nominee must receive “For” votes representing a majority of the votes cast by the shares present and entitled to vote either in person or by proxy. Votes cast with respect to a nominee include votes “For” or “Against” a nominee and exclude abstentions and broker non-votes.

•
To be approved, Proposal 2, ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 30, 2017, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

•
Proposal 3, regarding Named Executive Officer compensation, is an advisory vote, which means that the vote is not binding on the Company, our Board of Directors or the Human Resources and Compensation Committee of the Board of Directors. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 33,049,117 shares outstanding and entitled to vote. Thus, the holders of 16,524,559 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within three business days of the meeting.

When are stockholder proposals due for the Fiscal 2017 Annual Meeting?

Any appropriate proposal submitted by a stockholder and intended to be presented at the fiscal 2017 Annual Meeting must be submitted in writing to our Secretary at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112, and received no later than June 9, 2017, to be includable in the Company’s proxy statement and related proxy for the fiscal 2017 Annual Meeting. A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although our Board of Directors will consider stockholder proposals, we reserve the right to omit from our proxy statement, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8. Additionally, pursuant to the advance notice provisions of the Company’s Bylaws, as authorized by applicable state law, in order for stockholders to present director nominations or other business at the fiscal 2017 Annual Meeting, a stockholder’s notice of such nomination or other business must be received by our Secretary at the same address no earlier than the close of business on July 19, 2017, and no later than the close of business on August 18, 2017, and must be in a form that complies with the requirements set forth in the Company’s Bylaws. You are advised to review the Company’s Bylaws for these requirements.

What are “householding” rules and how do they affect me?

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more stockholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers, banks and other nominees may be “householding” Company proxy materials. This means that only one copy of proxy materials may have been sent to multiple stockholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report from the other stockholder(s) sharing your address, please: (i) notify your broker, bank or other nominee, (ii) direct your written request to Investor Relations, 1225 Old Highway 8 NW, St. Paul, Minnesota 55112 or (iii) contact Investor Relations at (877) CSI-0360. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact Investor Relations at the above address or phone number.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors (the “Board”) is divided into three classes, with each class serving staggered three-year terms. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The term of office of the Class II directors expires at the Annual Meeting. The Board has nominated Brent G. Blackey, Leslie L. Trigg and Scott R. Ward for election at the Annual Meeting. Mr. Blackey has been a director since 2007, Ms. Trigg has been a director since 2010 and Mr. Ward has been a director since 2013. If elected at the Annual Meeting, Mr. Blackey, Ms. Trigg and Mr. Ward would serve until the fiscal 2019 annual meeting and until their successors are elected and have qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a majority of the votes cast in uncontested elections. The election of directors at the Annual Meeting will be uncontested. Under the majority voting standard, a nominee must receive a number of “For” votes that exceeds 50% of the votes cast with respect to that nominee’s election. Votes cast with respect to a nominee include votes “For” or “Against” a nominee and exclude abstentions and broker non-votes. In a contested election, directors will be elected by a plurality vote. A contested election is an election in which the number of candidates for election as directors exceeds the number of directors to be elected. Under the plurality standard, the nominees receiving the most number of “For” votes (among votes properly cast in person or by proxy) will be elected as directors.

If an uncontested nominee for director does not receive an affirmative majority of “For” votes, he or she, if a current director, is required to offer to resign from the Board. The Governance/Nominating Committee and the Board will then determine whether the offered resignation should be accepted or rejected, and they may consider any factors they deem relevant in deciding whether to accept the resignation. The Board will publicly disclose its decision regarding the offered resignation within 90 days after the election results have been certified. Any director who has so offered his or her resignation will not be permitted to vote on or participate in the decision regarding that resignation. If an uncontested nominee for director who is not a current director does not receive an affirmative majority of “For” votes, he or she will not be elected to the Board.

Unless a contrary choice is specified, shares represented by executed proxies will be voted “For” the election of the nominees named in this proxy statement, or, if a nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board. The nominees have agreed to serve as a director if elected, and we have no reason to believe that the nominees will be unable to serve.

The following is a brief biography for each of the nominees for Class II director, and each person whose term of office as a Class I or Class III director will continue after the Annual Meeting.

Name	Age(1)	Position
Class I Directors:
Scott Bartos(2)(4)	53	Director
Edward Brown(3)	53	Director
Augustine Lawlor(3)(4)	60	Director
Class II Director Nominees:
Brent G. Blackey(4)	57	Director
Leslie L. Trigg(2)(3)	45	Director
Scott R. Ward	56	Chairman, President and Chief Executive Officer
Class III Director:
William E. Cohn, M.D.(2)	56	Director

(1)	As of the date of this proxy statement.

(2)	Member of the Governance/Nominating Committee.

(3)	Member of the Human Resources and Compensation Committee.

(4)	Member of the Audit, Risk Management and Finance Committee.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE FISCAL 2019 ANNUAL MEETING

Brent G. Blackey. Mr. Blackey has been a member of CSI’s Board of Directors since 2007. Since 2004, Mr. Blackey has served as the President and Chief Operating Officer for Holiday Companies. Between 2002 and 2004, Mr. Blackey was a Senior Partner at the accounting firm of Ernst & Young LLP. Prior to 2002, Mr. Blackey served most recently as a Senior Partner at the accounting firm of Arthur Andersen LLP. Since April 2006, Mr. Blackey has served on the board of directors of Datalink Corporation, a publicly-held company. Mr. Blackey also serves on the Board of Overseers for the University of Minnesota, Carlson School of Management. We believe that Mr. Blackey’s accounting background, experience as an executive officer and his service as a board member of a public company are strong endorsements for membership on our Board and invaluable to his role as our audit committee financial expert and Chairman of the Audit Committee.

Leslie L. Trigg. Ms. Trigg has been a member of CSI’s Board of Directors since 2010. Ms. Trigg currently serves as Chief Executive Officer of Outset Medical. From 2012 to 2014, she served as an Executive in Residence for Warburg Pincus. From 2010 to 2012, Ms. Trigg served as Executive Vice President, Marketing and Commercial Strategy for Lutonix, a medical device company in the drug-coated balloon space. Prior to that, Ms. Trigg held the positions of Chief Business Officer and Sr. Vice President, Sales & Marketing of AccessClosure, Inc. between September 2006 and June 2009. Before joining AccessClosure, Ms. Trigg was the Vice President, Marketing for FoxHollow Technologies, Inc. from March 2003 to August 2006, Business Unit Director at Cytyc Corporation from November 2001 to September 2002, and Director, Market Development at Pro-Duct Health, Inc. from July 2000 to November 2001. Ms. Trigg has also held marketing positions for Guidant Corporation. We believe that Ms. Trigg’s experience as an executive officer of several public and private companies in the medical device industry make her a valued member of our Board.

Scott R. Ward. Mr. Ward has been a member of CSI’s Board of Directors since 2013 and has served as Chairman of CSI’s Board of Directors since November 2014. Mr. Ward served as our Interim President and Chief Executive Officer since November 30, 2015, and on August 15, 2016, Mr. Ward was appointed as our President and Chief Executive Officer. Since 2013, Mr. Ward has been one of the Managing Directors at SightLine Partners. Following his appointment as our President and Chief Executive Officer, Mr. Ward continues to be a Managing Director of SightLine Opportunity Management Fund II, LLC and may provide limited advisory and consulting services to SightLine Partners in this capacity. From 1981 to 2010, Mr. Ward was employed by Medtronic, Inc. and held a number of senior leadership positions. Mr. Ward was Senior Vice President and President of Medtronic’s CardioVascular business from May 2007 to November 2010. Prior to that he was Senior Vice President and President of Medtronic’s Vascular business from May 2004 to May 2007, Senior Vice President and President of Medtronic’s Neurological and Diabetes Business, from February 2002 to May 2004, and was President of Medtronic’s Neurological business from January 2000 to January 2002. He was Vice President and General Manager of Medtronic’s Drug Delivery Business from 1995 to 2000. Prior to that, Mr. Ward led Medtronic’s Neurological Ventures in the successful development of new therapies. Mr. Ward serves on the boards of several private companies. Until April 4, 2016, Mr. Ward was the Chairman of the Board of Creganna Medical. Mr. Ward served as a member of the Board of Surmodics, Inc. from September 2010 to March 2015. We believe that Mr. Ward’s experience running businesses within a large medical device company and his knowledge of the medical device industry allow him to make a valuable contribution to our Board. In addition, as the Company's President and Chief Executive Officer, Mr. Ward is the person most familiar with the Company's business and industry and most capable of effectively identifying strategic priorities and leading the execution of strategy.

DIRECTORS CONTINUING IN OFFICE UNTIL THE FISCAL 2018 ANNUAL MEETING

Scott Bartos. Mr. Bartos has been a member of CSI’s Board of Directors since October 2012. Mr. Bartos has more than 20 years’ experience as a healthcare executive and director, and most recently was President & CEO and chairman of the board of directors of Rural/Metro Corporation. Rural/Metro Corporation filed for bankruptcy in August 2013, and Mr. Bartos was hired to lead the turnaround effort in connection with this bankruptcy. Rural/Metro was acquired in October 2015. Mr. Bartos is also a director of Alliance HealthCare Services, Inc. and Outset Medical (f/k/a Home Dialysis Plus). Mr. Bartos previously served as President, Chief Executive Officer, and a director of LaVie Care Centers, a national long-term care company with revenues exceeding $1.0 billion annually, from July 2009 through the sale of the company in December 2011. From December 2008 to July 2009, he was an Executive in Residence at Warburg Pincus LLC. Mr. Bartos was Division President for Gambro Healthcare, Inc. from 2000 to 2004 and COO-East from 2004 to 2005. Mr. Bartos previously was the founder, President, CEO and a Director of Endoscopy Specialists Inc. We believe that Mr. Bartos’s experience in business design, strategic planning, new product and service innovation, sales and marketing, and mergers and acquisitions with large, medium and small businesses in both public and private company settings allow him to make valuable contributions to our Board.

Edward Brown. Mr. Brown has been a member of CSI’s Board of Directors since February 2009. Mr. Brown was a member of the Board of Directors of Replidyne, Inc. (the company that completed a reverse merger with CSI in 2009) from May 2007 to February 2009. Mr. Brown was appointed as our Lead Independent Director in August 2016. Mr. Brown currently serves as a Partner at Health Evolution Partners. Mr. Brown was previously a Managing Director at TPG Biotech from 2007 to 2009 and a Managing Director and co-founder of Healthcare Investment Partners, a private equity fund focused on healthcare investments, from 2004 to 2007. Before Healthcare Investment Partners, Mr. Brown was a Managing Director in the healthcare group of Credit Suisse Group where he led the firm’s West Coast healthcare effort and was one of the senior partners responsible for the firm’s global life sciences practice. Mr. Brown currently serves on the board of two private companies, Freedom Innovations, LLC, and Prolacta Biosciences, Inc. and has previously served on the boards of various public and private companies. We believe that Mr. Brown’s leadership experience in life sciences and strategic transactions and his service as a board member of public and private healthcare companies enable him to bring valuable insight and knowledge to our Board.

Augustine Lawlor. Mr. Lawlor has been a member of CSI’s Board of Directors since February 2009. He was a member of the Board of Directors of Replidyne, Inc. from March 2002 to February 2009. Mr. Lawlor is the Managing Partner of HealthCare Ventures LLC, where he was a Managing Director from 2000 to 2007. Mr. Lawlor is also the Chief Operating Officer of Leap Therapeutics. Mr. Lawlor was previously Chief Operating Officer of LeukoSite, Inc. and has also served as a management consultant with KPMG Peat Marwick. Mr. Lawlor serves on the board of directors of numerous companies, including GlobeImmune, Inc. and Catalyst Biosciences, Inc., and served on the Board of Directors of Human Genome Sciences, Inc. from March 2004 to August 2012. We believe that Mr. Lawlor’s leadership experience in operating companies and with investment firms and his service as a board member of public companies enable him to bring valuable insight and knowledge to our Board.

DIRECTOR CONTINUING IN OFFICE UNTIL THE FISCAL 2017 ANNUAL MEETING

William E. Cohn, M.D. Dr. Cohn has been a member of CSI’s Board of Directors since February 2015. Dr. Cohn is a Cardiothoracic Surgeon, the Director of Technology and Innovation at the Texas Heart Institute and the Director of the Department of Surgery Incubator at Baylor College of Medicine, where he is also professor of surgery. In addition, he is an adjunct professor of bioengineering at both Rice University and the University of Houston. He is a venture partner with Santé Ventures, an early stage life science fund in Austin, Texas. Dr. Cohn is the chief medical officer of BiVACOR USA and Reliant Heart, both of which are privately held medical device companies. In addition to being the only physician on our Board, we believe Dr. Cohn’s active involvement in the development, implementation, and regulatory clearance for several medical devices in cardiovascular medicine make him a valuable contributor to our Board.

DIRECTOR DEPARTURE

Effective February 26, 2016, David L. Martin resigned from his positions as President and Chief Executive Officer of the Company and as a director of the Company. Mr. Martin had been on medical leave since December 1, 2015.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, nominee, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board, following the determination of the Governance/Nominating Committee, has affirmatively determined that the following directors are independent within the meaning of the applicable Nasdaq listing standards: Messrs. Bartos, Blackey, Brown, and Lawlor, Ms. Trigg and Dr. Cohn. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company. Mr. Ward, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his service as an officer of the Company.

BOARD LEADERSHIP STRUCTURE

We have historically had separate individuals serving as Chairman of the Board and as President and Chief Executive Officer. However, in connection with the appointment of Mr. Ward to serve as our President and Chief Executive Officer, the Board gave thoughtful and rigorous consideration to its governance structure and determined that, at this time, having the same individual serve as the President and Chief Executive Officer and as the Chairman of the Board best serves the interests of the Company and our stockholders. The Board believes that Mr. Ward's extensive knowledge of, and experience in, the medical device industry will allow him to provide focused, long-term leadership and direction for the Board and executive management. As the President and Chief Executive Officer, Mr. Ward is now additionally responsible for setting the strategic direction of the Company and managing the day-to-day leadership and performance of the Company. The combined roles provide clear accountability on both short- and long-term goals and a single focus for the Company's long-term growth.

Additionally, because we believe independent directors and management have different perspectives and roles in strategy development, the Board also appointed Mr. Brown as Lead Independent Director, with the following responsibilities:

•	chair all executive sessions of independent directors and any Board meetings where the Chairman/CEO is not present;

•	provide feedback from executive sessions of the independent directors to the Chairman/CEO;

•	call meetings of the independent directors when necessary;

•	act as liaison between the independent directors and the Chairman/CEO;

•	work with the Chairman to develop agendas for the Board and committee meetings;

•	respond directly to stockholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, when appropriate;

•	be available for consultation and direct communication with major stockholders, if they request;

•	retain consultants and advisors that report directly to the Board; and

•	perform such other duties as the Board may from time to time delegate.

We anticipate that the addition of the Lead Independent Director will promote active participation of the independent directors and strengthen the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our stockholders.

OVERSIGHT OF RISK MANAGEMENT

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, and the Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The Human Resources and Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. While the Human Resources and Compensation Committee addresses risk by setting compensation within the range of what the Company can manage and what is competitive, the Human Resources and Compensation Committee did not formally undertake a “risk assessment.” The Audit, Risk Management and Finance Committee oversees our disclosure and internal controls and regularly assesses financial and accounting processes, and reviews and assesses the Company’s major enterprise, financial condition and operational risks. As a part of this responsibility, the

Audit, Risk Management and Finance Committee oversees our compliance program. The Governance/Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks and has overall risk management oversight responsibility.

CODE OF ETHICS AND BUSINESS CONDUCT

The Company has adopted the Cardiovascular Systems, Inc. Code of Ethics and Business Conduct, which applies to all officers, directors and employees and was last amended on July 26, 2016. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Ethics and Business Conduct, as amended, is available on our website at http://www.csi360.com in the “Investors” section. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct by either posting such information on our website at the web address and location specified above or filing a Form 8-K.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate directly with the Board. All communications should be directed to the Company’s Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board or for non-management directors, and the Company’s Secretary will forward the communications to all specified directors. If no director is specified, the communication will be forwarded to the entire Board. Stockholder communications to the Board should be sent to:

Cardiovascular Systems, Inc. Board of Directors
Attention: Secretary
1225 Old Highway 8 NW
St. Paul, MN 55112

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS OF STOCKHOLDERS

Directors’ attendance at annual meetings of our stockholders can provide stockholders with an opportunity to communicate with directors about issues affecting the Company. We encourage, but do not require, our directors and nominees for director to attend annual meetings of stockholders. All of our then-current directors attended our last annual meeting of stockholders, held on November 18, 2015.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met eight times during the fiscal year ended June 30, 2016. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served and that were held during the period for which they were directors or committee members. In addition, the directors often communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent, in accordance with the Company’s charter and bylaws and Delaware law.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

During the fiscal year ended June 30, 2016, the Board maintained three standing committees: the Audit, Risk Management and Finance Committee; the Human Resources and Compensation Committee; and the Governance/Nominating Committee. The following table provides current committee membership, and meeting information for fiscal 2016 for each of the committees of the Board in existence through June 30, 2016:

Name	Audit, Risk Management and Finance Committee		Human Resources and Compensation Committee		Governance/ Nominating Committee
Scott Bartos	X				X
Brent G. Blackey	X	*
Edward Brown			X	*
William E. Cohn, M.D.					X
Augustine Lawlor	X		X
David L. Martin
Leslie L. Trigg			X		X	*
Scott R. Ward

Total meetings in fiscal 2016	7		8		4

*	Committee Chairperson

In addition, in November 2015, the Board formed an Executive Committee, consisting of Messrs. Bartos and Brown and Ms. Trigg, which met periodically during the year ended June 30, 2016 to assist Mr. Ward in connection with his service as Interim Chief Executive Officer and President.

Below is a description of each committee of the Board as such committees are presently constituted. The Board has determined that each current member of each committee meets the applicable SEC and Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit, Risk Management and Finance Committee

The Audit, Risk Management and Finance Committee of the Board (the “Audit Committee”) was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee is composed of Brent G. Blackey, Chair, Scott Bartos and Augustine Lawlor. Mr. Ward was a member until his appointment as our Interim Chief Executive Officer and President in November 2015. The Board has adopted an Audit, Risk Management and Finance Committee Charter, which was last amended on August 24, 2016 and is available on our website at http://www.csi360.com in the “Investors” section. The functions of the Audit Committee include, among other things:

•	serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•
coordinating, reviewing and appraising the audit efforts of the Company’s independent auditors and management and, to the extent the Company has an internal auditing or similar department or persons performing the functions of such department (“internal auditing department” or “internal auditors”), the internal auditing department;

•
communicating directly with the independent auditors, the financial and senior management, the internal auditing department, and the Board regarding the matters related to the committee’s responsibilities and duties;

•
monitoring, overseeing and reviewing the Company’s risk management and ethical and legal compliance and exercising principal oversight responsibility with respect to certain of the Company’s material financial matters;

•
reviewing and overseeing the performance of our Compliance Officer and Compliance Committee and management's implementation of our compliance program, monitoring our compliance with the Corporate Integrity Agreement we entered into with the Office of the Inspector General of the U.S. Department of Health and Human Services, and fulfilling any obligations imposed on the Audit Committee under the Corporate Integrity Agreement; and

•
reviewing and making recommendations to the Board regarding the financial policies of the Company, the Company’s capital structure and the Company’s current and anticipated financial requirements, and overseeing management of the financial affairs of the Company.

Our independent registered public accounting firm, legal counsel and management periodically meet privately with our Audit Committee.

Each Audit Committee member is a non-employee director of our Board. The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Company’s Audit Committee are independent (as independence is currently defined in Rule  5605(a)(2) of the Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act).

Audit Committee Financial Expert

The Board has determined that Mr. Blackey is the “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, as amended. As noted above, Mr. Blackey is independent within the meaning of Nasdaq’s listing standards. A description of Mr. Blackey’s experience is set forth above under “Nominees For Election For A Three-Year Term Expiring At The Fiscal 2019 Annual Meeting.” The designation of Mr. Blackey as the audit committee financial expert does not impose on Mr. Blackey any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Mr. Blackey as a member of the Audit Committee and the Board in the absence of such designation or identification.

Report of the Audit Committee of the Board of Directors

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)  reviewed and discussed the audited financial statements with management and the independent auditors;
(2)  discussed with the independent auditors the material required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), with and without management present; and
(3)  received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant the independent accountant’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as filed with the Securities and Exchange Commission.

Brent G. Blackey, Chair
Scott Bartos
Augustine Lawlor

Human Resources and Compensation Committee

Our Human Resources and Compensation Committee (the “Compensation Committee”) consists of three directors: Edward Brown, Chair, Augustine Lawlor and Leslie L. Trigg. All members of the Company’s Compensation Committee were appointed by the Board, and consist entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act, and “independent,” as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Board has adopted a Human Resources and Compensation Committee Charter, which was last amended on May 19, 2015, and is available on our website at http://www.csi360.com in the “Investors” section. The functions of the Compensation Committee include, among other things:

•	setting annual base compensation and approving incentive compensation for all of our executive officers, other than the CEO;

•
reviewing corporate goals and objectives relevant to CEO compensation, the CEO’s performance in light of those goals and objectives, and recommending to the independent directors of the Board the CEO’s compensation;

•
oversight responsibility for the Company’s equity incentive plans and the incentive compensation plans for our executive officers, including the delegation of routine or ministerial activities to management;

•
reviewing and approving employment agreements and severance agreements for our executive officers, except for the CEO, which is subject to input from the Board when appropriate, including change in control provisions, plans or agreements;

•	reviewing director compensation and recommending appropriate adjustments for submission for approval to the Board;

•
reviewing the Company’s processes to recruit, retain and develop management resources, including its executive personnel appraisal, development and selection processes, with a focus on the Company’s commitment to diversity;

•
reviewing and discussing with management the Compensation Discussion and Analysis and other executive compensation-related disclosures required by the SEC to be included in the Company’s annual Form 10-K and annual proxy statement and recommending to the Board whether the Compensation Discussion and Analysis should be included in the Company’s annual Form 10-K and annual proxy statement; and

•	overseeing the preparation and authorizing the filing of the Human Resources and Compensation Committee Report required to be included in the annual proxy statement.

During fiscal 2016, the Compensation Committee retained Willis Towers Watson to provide independent executive compensation consulting services. Willis Towers Watson helped the Compensation Committee determine competitive compensation levels for our executive officers, including base salary, incentive compensation, stock options and restricted stock awards. Specifically, Willis Towers Watson provided competitive compensation data from comparable publicly held medical device, high growth, research and development focused, or direct sales force companies, as well as incentive design observations. Willis Towers Watson performs no other work for the Company and received no payment other than for its work on behalf of the Compensation Committee.

Willis Towers Watson meets the independence standards specified by the SEC.

Our Chief Executive Officer may not be present during any Compensation Committee or Board voting or deliberations with respect to his compensation. Our Chief Executive Officer may, however, be present during any other voting or deliberations regarding compensation of our other executive officers, but may not vote on such items of business. In fiscal 2016, the Compensation Committee met without the Chief Executive Officer present to review and determine the compensation of the Chief Executive Officer, with input from him and the Compensation Committee’s third-party compensation consultant on his annual salary, equity award compensation and cash incentive compensation for the year. For all other executive officers in fiscal 2016, the Compensation Committee met with the Chief Executive Officer to consider and determine executive compensation, based on recommendations by the Chief Executive Officer and the Compensation Committee’s third-party compensation consultant. In fiscal 2016, the Compensation Committee followed the same process with respect to our Interim Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee consists of Messrs. Brown and Lawlor and Ms. Trigg. No member of the Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the Compensation Committee or the Board of Directors of any other entity that has one or more officers serving as a member of the Board or the Compensation Committee.

Governance/Nominating Committee

Our Governance/Nominating Committee consists of three directors: Leslie L. Trigg, Chair, William E. Cohn and Scott Bartos. Augustine Lawlor was a member until November 2015. All members of the Company’s Governance/Nominating Committee are “outside directors” for purposes of Section 162(m) of the Code, “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act, and “independent,” as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Board has adopted a Governance/Nominating Committee Charter, which was last amended on November 12, 2014, and is available on our website at http://www.csi360.com in the “Investors” section. The functions of the Governance/Nominating Committee include, among other things:

•	developing, reviewing and revising as appropriate, for adoption by the Board, the Principles of Corporate Governance by which the Company and the Board will be governed;

•
developing and recommending to the Board policies and processes designed to provide for effective and efficient governance, including but not limited to: policies for evaluation of the Board and the chairperson; the director nomination process, including Board membership criteria, minimum qualifications for directors, and stockholder nomination of directors; stockholder-director communications; stockholder communication regarding stockholder proposals; director attendance at annual meetings; and succession planning for the Board chairperson and other Board leaders;

•
annually reviewing the composition of the Board against a matrix of skills and characteristics focused on the governance and business needs and requirements of the Company, and reporting to the Board regarding suggested changes in Board composition that will guide the committee in the selection, recruitment and recommendation of directors;

•	meeting as necessary to consider the nomination and screening of Board member candidates and evaluating the performance of the Board and its members; and

•	overseeing organization, membership and evaluation of Board committees and committee members, and making appropriate recommendations to the Board with respect to such matters.

The Governance/Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Governance/Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Governance/Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Governance/Nominating Committee does not have a formal diversity policy and does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Governance/Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Governance/Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Governance/Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Governance/Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

The Governance/Nominating Committee will consider director candidates recommended by stockholders. The Governance/Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. To nominate a director for the fiscal 2017 Annual Meeting, stockholders must submit such nomination in writing to our Secretary at 1225 Old Highway 8 NW, St. Paul, Minnesota 55112 not later than the close of business on August 18, 2017, nor earlier than the close of business on July 19, 2017; provided, however, that in the event that the date of the fiscal 2017 annual meeting changes more than 30 days from November 16, 2017, the written proposal must be delivered not earlier than the close of business on the 120th day prior to the date of the fiscal 2017 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the fiscal 2017 Annual Meeting or the 10th day following the day on which public announcement of the date of the fiscal 2017 Annual Meeting is first made by the Company. You are advised to review the Company’s Bylaws for requirements relating to director nominees.

VOTE REQUIRED

The Board recommends that you vote “FOR” the election of each of the nominees to the Board set forth in this Proposal 1. The election of the nominees requires a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting at which a quorum is present.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2017, and the Board has directed that the selection of independent auditors be submitted for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP also served as the Company’s independent auditors for the fiscal year ended June 30, 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. However, the selection of PricewaterhouseCoopers LLP is being submitted to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the fiscal 2016 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP that sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for the Company.

The following table represents aggregate fees billed to the Company for the fiscal years ended June 30, 2016, and June 30, 2015, by PricewaterhouseCoopers LLP, the Company’s principal accountant. All fees described below were approved by the Audit Committee.

	2016	2015
Audit Fees(1)	$376,621	$446,281
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,800	1,800
	$378,421	$448,081

(1)
Audit Fees were principally for services rendered for the audit and/or review of our consolidated financial statements. Audit fees also include fees for services rendered in connection with the filing of registration statements and other documents with the SEC, the issuance of accountant consents and comfort letters.

(2)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by PricewaterhouseCoopers LLP that is not included within the above category descriptions.

PRE-APPROVAL POLICIES AND PROCEDURES

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors. The Audit Committee may not approve non-audit services prohibited by applicable regulations of the Securities and Exchange Commission if such services are to be provided contemporaneously while serving as independent auditors. The Audit Committee has delegated authority to the Chairman of the Audit Committee to approve the commencement of permissible non-audit related services to be performed by the independent auditors and the fees payable for such services, provided that the full Audit Committee subsequently ratifies and approves all such services. For fiscal 2016, all audit and non-audit services performed by our independent auditors were pre-approved in accordance with such pre-approval policies. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

VOTE REQUIRED

The Board recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2017. Ratification of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of the following executive officers (the “Named Executive Officers”) for fiscal 2016:

• David L. Martin	President and Chief Executive Officer
• Scott R. Ward	Interim Chief Executive Officer and President
• Laurence L. Betterley	Chief Financial Officer
• Kevin J. Kenny	Chief Operating Officer
• Robert J. Thatcher	Chief Healthcare Policy Officer
• Paul Koehn	Senior Vice President of Manufacturing and Operations

Executive Summary

Fiscal 2016 highlights were as follows:

•
Our sales force expansion and simultaneous implementation of a dual franchise model, in which our representatives sell both coronary and peripheral devices, was challenging and affected our sales performance during fiscal 2016.

•	Overall revenue was similar to the revenue in fiscal 2015, which included $7.5 million in revenue from sales of Asahi guide wires pursuant to a distribution agreement that terminated on June 30, 2015.

•	While peripheral device revenue was lower than in fiscal 2015, coronary device revenue grew 35% over fiscal 2015.

•
Operating expenses rose 14% over fiscal 2015. Approximately half of this increase was due to one-time costs relating to the settlement of the Department of Justice investigation, restructuring charges from a workforce reduction and severance benefits for Mr. Martin. The other half was from sales force expansion to address the large peripheral and coronary opportunities for our devices.

•	Due to the higher operating expenses, including the one-time costs, our adjusted EBITDA loss was substantially higher than in fiscal 2015.

•
Our second half performance in fiscal 2016 was substantially improved from performance in the first half of the fiscal year. We had sequential revenue growth in the last two quarters of fiscal 2016, managed our cash and expenses, reduced the size of our workforce, and stabilized the sales force. These improvements were reflected in our stock price, which increased over $10 between March 2016 and the end of the fiscal year.

•	In June 2016, we submitted an application to Japan’s Pharmaceuticals and Medical Devices Agency for approval of the Coronary Orbital Atherectomy System Micro Crown.

In addition, we underwent several significant changes in our executive management in fiscal 2016. Messrs. Martin and Thatcher separated from the Company, with Mr. Ward assuming the role of Interim President and Chief Executive Officer on November 30, 2015. On August 16, 2016, the Board appointed Mr. Ward as our President and Chief Executive Officer, effective immediately.

We set aggressive revenue and adjusted EBITDA performance targets for fiscal 2016 and did not meet them. As a result, the financial portion of the annual cash incentive was not paid to any of our named executive officers. We also set three “management by objective” (“MBO”) goals, two of which were achieved. The Board and the Human Resources and Compensation Committee (the “Compensation Committee”) approved discretionary bonuses for the named executive officers who were in place as of the end of fiscal 2016 to reward the improved second half performance, as well as to recognize the challenging circumstances presented due to the leave of absence of Mr. Martin, our previous President and Chief Executive Officer, and subsequent leadership change. Including these discretionary bonuses, total direct compensation earned by each Named Executive Officer was significantly below the applicable target level, as reflected in the chart below:

*Annual incentive targets include corporate target bonuses and MBOs. Actual annual incentive includes the discretionary bonuses for the second half of fiscal 2016 described below and two-thirds of the MBO element.
**Actual long-term incentives include only time-based restricted stock awards, as the performance-based restricted stock awards did not meet the threshold performance criteria for vesting and did not vest as to any of the shares.

We believe our compensation programs appropriately rewarded our executive team for the Company’s performance in fiscal 2016, reflecting the challenges we faced during the fiscal year. The Compensation Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. Accordingly, the Compensation Committee believes executive compensation packages that we provide to our executives should include both cash and stock-based compensation that reward performance as measured against established goals.

Say on Pay Results and Stockholder Engagement

At our Annual Meeting held November 18, 2015, our stockholders had the opportunity to cast a non-binding advisory vote on the compensation of the Named Executive Officers. Approximately 88% of the shares voted at the meeting approved the Named Executive Officers’ compensation. The Compensation Committee welcomed this feedback and intends to continue its practice of linking Company performance with executive compensation decisions. In addition to this vote result, the Compensation Committee and management gather direct input and feedback from our stockholders. We will continue to engage in discussions with stockholders who seek to provide input on executive compensation matters. We appreciate and consider all feedback and strive to provide clear and understandable information about our compensation design and performance measures.

Overview of Compensation and Process

The Compensation Committee worked with management and with Willis Towers Watson to design the executive compensation programs for fiscal 2016, following the belief that compensation should reflect the value created for the stockholders while furthering the company’s strategic goals. In doing so, we instituted our compensation programs to achieve the following goals:

•	align the interests of management with those of stockholders;

•	provide fair and competitive compensation;

•	integrate compensation with our business plans;

•	reward both business and individual performance; and

•	attract and retain key executives that are critical to our success.

These objectives emphasize pay for performance by providing an incentive opportunity for performance at or above plan, and for threshold performance below plan but at a level determined by the Compensation Committee to merit rewarding. The compensation package for each executive officer is comprised of three elements: (i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in the industry; (ii) annual incentive contingent upon specific corporate and “management by objective” goals; and (iii) long-term, stock-based incentive awards that strengthen the alignment of interests between the executive officers and our stockholders.

Our Compensation Committee, in consultation with its independent compensation consultant, administers the company’s compensation program for the Named Executive Officers. The Compensation Committee regularly invites a representative of its independent compensation consultant to participate in Compensation Committee meetings and seeks the consultant’s views regarding various compensation related issues. In connection with the annual review of executive officer and director compensation, at the request of the Compensation Committee, the compensation consultant provides the Committee with data regarding the compensation paid to executive officers and directors of companies deemed to be comparable to us (the “Compensation Peer Group”).

In establishing relevant peers that are similar to us, the Compensation Committee considered several factors, namely: medical device industry with an emphasis on research and development, companies with similar financial scope (e.g., revenue, EBITDA and market capitalization), high revenue growth history and prospects, and companies with a significant sales force. The Compensation Committee believes that the companies listed below generally meet some or all of these criteria.

For fiscal 2016, the Compensation Peer Group consisted of the following companies:

ABIOMED, Inc.	Fluidigm Corporation	Sagent Pharmaceuticals, Inc.
Alexion Pharmaceuticals, Inc.	Heartware International Inc.	SPS Commerce, Inc.
Align Technology, Inc.	Insulet Corporation	Spectranetics Corporation
AtriCure, Inc.	LDR Holding Company	United Therapeutics Corporation
DexCom, Inc.	Natus Medical Incorporated	Vascular Solutions, Inc.
Endologix, Inc.	NxStage Medical, Inc.

In setting fiscal 2016 compensation, the Compensation Committee used the data assembled by Willis Towers Watson from the Compensation Peer Group set forth above in determining base salaries, incentive compensation under the Fiscal 2016 Executive Officer Bonus Plan, and reviewing previously granted equity awards and recommendations for future awards.

In making compensation decisions, the Compensation Committee compares all elements of total compensation to the companies in the Compensation Peer Group. The Compensation Committee reviews the compensation paid to executives in the Compensation Peer Group and performance evaluations presented by management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Compensation Committee considers quantitative performance results of the Company and the overall need of the Company to attract, retain and motivate the executive team.

Base Salaries

Base salary is an important element of our executive compensation program as it provides executives with a competitive, fixed, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, we generally target base salaries at the median of Compensation Peer Group salaries for comparable positions, a level that we believe is sufficient to attract and retain an experienced management team that will successfully grow our business and create stockholder value. Base salaries are reviewed regularly and adjusted to reward individual performance and contributions to our overall business objectives. We seek to do so in a manner that does not detract from the executives’ incentive to realize additional compensation through our performance-based compensation programs.

The Compensation Committee reviews the Chief Executive Officer’s salary annually at the end of each fiscal year. The Compensation Committee may recommend that the Board make adjustments to the Chief Executive Officer’s base salary based upon the Compensation Committee’s review of his current base salary, incentive cash compensation and equity-based compensation, as well as his performance and comparative market data. The Compensation Committee reviews other executives’ salaries at the end of each fiscal year, with input from the Chief Executive Officer. The Compensation Committee may approve adjustments to other executives’ base salary based upon the Chief Executive Officer’s recommendations and the reviewed executive’s responsibilities, experience and performance, as well as comparative market data.

In utilizing comparative data, the Compensation Committee seeks to recommend salaries for each executive at a level that is appropriate after giving consideration to experience for the relevant position and the executive’s performance. The Compensation Committee reviews performance for both our company (based upon achievement of strategic initiatives) and each individual executive. Based upon these factors, the Compensation Committee may recommend adjustments to base salaries to better align individual compensation with comparative market compensation, to provide merit-based increases based upon individual or company achievement, or to account for changes in roles and responsibilities.

For fiscal 2016, the Named Executive Officers received base salary increases noted below. The Board approved the base salaries for Messrs. Martin and Ward, and the Compensation Committee approved the base salaries for each of the other Named Executive Officers, for the fiscal years ended June 30, 2016 and 2015:

Name	2016 Base Salary	2015 Base Salary	Percentage Increase
David L. Martin	$630,000	$567,000	11.1%
Scott R. Ward(1)	$630,000	$—	N/A
Laurence L. Betterley	$368,095	$347,259	6.0%
Kevin J. Kenny(2)	$430,000	$430,000	—%
Robert J. Thatcher	$344,292	$327,897	5.0%
Paul Koehn	$327,928	$315,316	4.0%

(1) Mr. Ward was appointed as Interim Chief Executive Officer and President, effective December 1, 2015, and remained in this role after February 26, 2016, the date of Mr. Martin’s separation from the Company.
(2) Mr. Kenny received a salary increase, effective January 1, 2015, in connection with his appointment as Chief Operating Officer on February 4, 2015.

Annual Incentive

Each Named Executive Officer has a target incentive that is a fixed percentage of his or her salary. In fiscal 2016, target bonus levels as a percentage of base salary were:

•	100% for the President and Chief Executive Officer;

•	75% for the Chief Operating Officer;

•	60% for the Chief Financial Officer; and

•	50% for the other Named Executive Officers.

The Compensation Committee structures the Company’s annual incentive program to reward its Named Executive Officers based on the Company’s fiscal year performance. Each year, after the Company’s annual financial planning process, the Compensation Committee and the Board establish the financial objectives that need to be achieved by the Company for the Named Executive Officers to earn the portion of the target bonus that relates to financial objectives. These financial objectives vary from year to year, depending on the Company’s business goals. As in fiscal 2015, receipt of cash incentive compensation for fiscal 2016 was based primarily on the Company’s achievement of revenue and adjusted EBITDA financial goals.

Target bonus amounts were split two-thirds for achievement of revenue targets and one-third for achievement of adjusted EBITDA targets. For the purposes of the performance goal measurement, adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation and an adjustment for cash incentive compensation paid to management above or below 100% target levels for that particular fiscal year.

The fiscal 2016 performance goals and resulting payouts were structured to encourage significant growth:

	Revenue (in millions)	Adjusted EBITDA (in millions)	Payout as a % of Target
Threshold	$205.0	$(21.5)	50%
Target	$227.8	$(7.8)	100%
Maximum	$235.1	$(3.4)	200%
Actual	$178.2	$(39.2)	—%

The plan also provided MBO targets for fiscal 2016 related to achieving select MBOs. Achievement of the MBO targets could result in additional cash bonuses to executive officers for each target achieved of 5% of their annual base salaries. Fiscal 2016 MBO targets were as follows:

•
Submit an application to Japan’s Pharmaceuticals and Medical Devices Agency for approval of the Coronary Orbital Atherectomy System Micro Crown (referred to in this proxy statement as the Coronary Microcrown Shonin submission);

•	Achieve revenue targets in certain groups of medical centers; and

•	Metrics relating to our amputation prevention program.

The achievement of the goals resulted in no awards for revenue performance and adjusted EBITDA performance. However, achievement of MBOs for achieving the coronary Microcrown Shonin submission and amputation prevention metrics resulted in an award of 10% of each active Named Executive Officer’s annual base salary.

Bonus amounts based on performance and MBO-based incentives of Named Executive Officers for fiscal 2016 and fiscal 2015 were as follows:

	Fiscal 2016
	Revenue Performance	Adjusted EBITDA Performance	MBO Performance	Total $ Incentive Compensation	As a % of Base Salary
David L. Martin(1)	$—	$—	$42,000	$42,000	6.7%
Laurence L. Betterley	$—	$—	$36,810	$36,810	10.0%
Robert J. Thatcher(1)	$—	$—	$31,560	$31,560	9.2%
Kevin J. Kenny	$—	$—	$43,000	$43,000	10.0%
Paul Koehn	$—	$—	$32,793	$32,793	10.0%
(1) Mr. Martin and Mr. Thatcher received a pro rata bonus for achievement of the MBOs in accordance with their Separation Agreements.

	Fiscal 2015
	Revenue Performance	Adjusted EBITDA Performance	MBO Performance	Total $ Incentive Compensation	As a % of Base Salary
David L. Martin	$236,290	$374,220	$56,700	$667,210	117.7%
Laurence L. Betterley	$86,829	$137,515	$34,726	$259,070	74.6%
Robert J. Thatcher	$68,323	$108,206	$32,790	$209,319	63.8%
Kevin J. Kenny	$99,734	$157,952	$37,114	$294,800	79.4%
Paul Koehn	$65,702	$104,054	$31,532	$201,288	63.8%

In connection with his promotion to Chief Operating Officer in fiscal 2015, Mr. Kenny is no longer eligible to receive additional incentive compensation based on sales commissions and achievement of sales-related MBO targets, which reduced his potential incentive compensation. The Compensation Committee determined that this additional sales-related compensation would not be appropriate for Mr. Kenny’s expanded role, and the increase of his base salary in fiscal 2015 substantially offset the loss of this compensation.

Mr. Ward did not participate in the annual cash incentive program due to the interim nature of his service as an officer of the Company in fiscal 2016.

Discretionary Bonuses

The Board and the Compensation Committee have the authority to grant discretionary bonuses. In making a determination to grant a discretionary bonus, the Board and the Compensation Committee will consider several factors, such as extraordinary individual or company performance, achievement of major company milestones, contribution to increase in stockholder value, amount of total compensation compared to the Compensation Peer Group, and retention. For fiscal 2016, the Compensation Committee awarded discretionary bonuses to Messrs. Betterley, Kenny and Koehn of $88,343, $129,000 and $65,586, respectively, in recognition of their significant roles in improving the Company’s performance from the first six months to the second six months of fiscal 2016. While the Company’s performance in fiscal 2016 overall was below the financial targets described above, these executive officers were instrumental in the effort to improve performance in the second half, including revenue growth, expense and cash management, and stabilization of the sales force. The discretionary bonus awards were less than the Annual Incentive Plan threshold opportunity for each officer. In addition, the Board awarded Mr. Ward a discretionary bonus of $185,000 in recognition of his leadership in improving the Company’s performance in the second half of fiscal 2016.

Long-Term Incentives

We provide long-term incentives to the Named Executive Officers through grants of equity. Under our 2014 Equity Incentive Plan, we may make grants of restricted stock awards, stock options, restricted stock units, performance share awards, performance unit awards and stock appreciation rights to officers and other employees. We adopted this plan to give us flexibility in the types of awards that we could grant to our executive officers and other employees in order to meet our business needs. In fiscal 2016 we used equity vehicles to emphasize performance, stockholder alignment and retention.

In fiscal 2016, the Compensation Committee reviewed and recommended to the Board for approval equity grants to the Named Executive Officers. On August 10, 2015, the Board approved an aggregate dollar amount of equity for each Named Executive Officer, which awards were granted in the share amounts set forth in the table below based on the grant date closing price of our common stock on August 10, 2015 (the third business day following the August 5, 2015 release of the fiscal 2015 year-end earnings announcement).

Each Named Executive Officer has a target equity incentive that is a fixed percentage of his or her salary. In fiscal 2016, target bonus levels as a percentage of base salary were 350% for the President and Chief Executive Officer, 225% for the Chief Financial Officer, 175% for the Chief Operating Officer and Chief Healthcare Policy Officer and 125% for the other Named Executive Officers. The value was then split to provide 60% of the value in performance based vesting shares (30% Revenue Growth and 30% Stockholder Return) and 40% in time based restricted stock in order to more heavily align these incentives with performance and stakeholder interests.

For the awards with vesting based on revenue growth and total stockholder return, the Company’s performance was compared to the median performance of the Compensation Peer Group. The relationship between relative performance and vesting is set forth in the table below:

	Relative Performance	% of Target Earned
Threshold	25th percentile	50%
Target	50th percentile	100%
Maximum	85th percentile	200%

The number of maximum shares subject to each type of award is set forth in the table below:

	2016 Restricted Stock Awards
		Revenue Growth(2)		Stockholder Return(3)
Name	Time(1)	Awarded	Vested	Awarded	Vested
David L. Martin	37,358	56,036	—	56,036	—
Laurence L. Betterley	14,032	21,048	—	21,047	—
Kevin J. Kenny	12,749	19,124	—	19,123	—
Robert J. Thatcher	10,208	15,312	—	15,312	—
Paul Koehn	6,945	10,418	—	10,417	—

(1)	The award vests as to one-third of the shares at each of the first three anniversaries of the date of the grant.

(2)
The award provides that if the Company’s revenue growth for fiscal 2016 is below the 25th percentile of revenue growth of the Compensation Peer Group, the Named Executive Officer will forfeit all shares subject to this award. If the Company’s revenue growth is at least equal to the 25th percentile of the revenue growth of the Compensation Peer Group, the risks of forfeiture will lapse with respect to 25% of the shares subject to the award, plus a pro rata portion of the remaining shares, interpolated to the median revenue growth of the Compensation Peer Group, such that the risks of forfeiture will lapse with respect to 50% of the shares subject to the award if the Company’s revenue growth is equal to the median revenue growth of the Compensation Peer Group. If the Company’s revenue growth is greater than the median of the revenue growth of the Compensation Peer Group, the risks of forfeiture will lapse with respect to greater than 50% of the remaining shares of stock subject to the award, such that the risks of forfeiture will lapse with respect to 100% of the remaining shares subject to the award if the Company’s revenue growth is equal to or greater than the 85th percentile of the revenue growth of the Compensation Peer Group. The Company’s total revenue growth for fiscal 2016 was below the threshold of the total revenue growth of the Compensation Peer Group. This performance resulted in the forfeiture of all awards, as noted in the “Vested” column.

(3)
The award provides that if the Company’s total stockholder return for fiscal 2016 is below the 25th percentile of total stockholder return of the Compensation Peer Group, the Named Executive Officer will forfeit all shares of Stock subject to this award. If the Company’s total stockholder return is at least equal to the 25th percentile of the total stockholder return of the Compensation Peer Group, the risks of forfeiture will lapse with respect to 25% of the shares of stock subject to the award, plus a pro rata portion of the remaining shares, interpolated to the median total stockholder return of the Compensation Peer Group, such that the risks of forfeiture will lapse with respect to 50% of the shares subject to the award if the Company’s total stockholder return is equal to the median total stockholder return of the Compensation Peer Group. If the Company’s total stockholder return is greater than the median of the total stockholder return of the Compensation Peer Group, the risks of forfeiture will lapse with respect to greater than 50% of the remaining shares of stock subject to the award, such that the risks of forfeiture will lapse with respect to 100% of the remaining shares subject to the award if the Company’s total stockholder return is equal to or greater than the 85th percentile of total stockholder return of the Compensation Peer Group. The Company’s total stockholder return for fiscal 2016 was below the threshold of the total stockholder return of the Compensation Peer Group. This performance resulted in the forfeiture of all awards, as noted in the “Vested” column.

All of the restricted stock awards in the table above are further conditioned on continued employment with the Company. If an executive officer holds restricted stock with time based vesting, and his employment is terminated for any reason (other than change of control or events under the executive officer severance plan), including death or disability, prior to restrictions lapsing, all of the executive officer’s rights to all of the shares subject to forfeiture are immediately and irrevocably forfeited. If an executive officer holds restricted stock with revenue growth or stockholder return conditions on vesting, and his employment is terminated for any reason (other than change of control or events under the executive officer severance plan), including death or disability, prior to the revenue growth or stockholder return criteria being satisfied, he will forfeit a pro rata portion of the shares subject to the award based on the number of months of the fiscal year remaining following his termination.

The general policy of the Company is to grant restricted stock to executives at the first Board meeting of the fiscal year, with the effective date of the grant being the third business day following the Company’s fiscal year-end earnings release. The number of shares granted is based on a formula that sets an incentive compensation amount as the percentage of base salary for each executive officer, divided by the closing price of our common stock on the third business day following the Company’s fiscal year-end earnings release and rounded up to the nearest share.

Mr. Ward did not participate in the annual long-term incentive program due to the interim nature of his service as an officer of the Company in fiscal 2016. However, in connection with the commencement of his service as Interim Chief Executive Officer and President, the Board granted Mr. Ward Restricted Stock Units with a value of $125,000, which vested upon the cessation of Mr. Ward’s service as Interim Chief Executive Officer and President on August 16, 2016, in connection with his appointment as President and Chief Executive Officer. These Restricted Stock Units are payable in cash or shares of our common stock, at our discretion, within 30 days after the six month anniversary of the termination of Mr. Ward’s Board membership.

On August 18, 2014, the Board established minimum stock ownership guidelines for our executive officers. These guidelines require executive officers to hold the following amounts of the Company’s common stock:

•	Chief Executive Officer: five times base salary;

•	Executive Vice Presidents, Chief Officers, and Senior Vice Presidents: three times base salary; and

•	Vice Presidents: two times base salary.

New officers will have five years from the date of their appointment to reach this ownership level. The Compensation Committee is authorized to administer such guidelines, including the authority to make such guidelines applicable to other officers of the Company and resolve any questions of interpretation or application. The Board believes that stock ownership by directors and executive officers is important to align their interests more closely with those of stockholders.

Burn Rate

We define “burn rate” as the total number of equity awards granted in the year, divided by the basic weighted-average common stock outstanding for the year. For purposes of calculating the number of shares granted in a particular year, all awards will first be converted into option-share equivalents. In this case, each share that is subject to awards other than options will count as equivalent to 2.0 option shares. In our proxy statement for the 2014 Annual Meeting, we committed that, with respect to the number of shares subject to awards granted over the three fiscal years ending June 30, 2015, 2016 and 2017, we will maintain an average annual burn rate over that period that does not exceed 4.82% of weighted shares of common stock outstanding. In the years ended June 30, 2016 and 2015, our burn rates were 4.14% and 3.24%, respectively.

Limited Perquisites; Other Benefits

It is generally our policy not to extend significant perquisites to our executives beyond the benefits that are available to our employees generally, such as our 401(k) plan and health, dental and life insurance benefits. However, as it is a business need, we have paid the commuting expenses of Mr. Martin and Mr. Kenny from their home states to our headquarters in Minnesota (including housing, automobile and related expenses in Minnesota). We offered these perquisites to Mr. Martin as part of a package of compensation sufficient to induce him to join the Company and to Mr. Kenny in connection with his acceptance of the Chief Operating Officer position.

Nonqualified Deferred Compensation Plans

On December 13, 2013, the Board, based upon the recommendation of its Compensation Committee, adopted the Cardiovascular Systems, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) to provide benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company, including the Named Executive Officers. The Compensation Committee is authorized and directed to administer the Deferred Compensation Plan.

Under the Deferred Compensation Plan participants may elect to defer up to 100% of their base salary (after 401(k), payroll tax and other deductions), performance bonus and discretionary bonus and elect to receive the deferred compensation at a fixed future date of participant’s choosing. Participants may also elect to receive the deferred compensation in equal annual or monthly installments over a period of years designated by participant not exceeding 15 years, commencing at a fixed future date of participant’s choosing. If the participant does not specify a fixed date, payment will be made (or installment payments will commence) upon a participant’s termination from employment, excluding death or disability. If a participant dies or becomes disabled before the date on which payment was otherwise elected to be made or to commence, the Company will pay the balance of the deferred compensation in a lump sum to the participant, or in the case of the participant’s death, to such participant’s beneficiary.

For deferrals of base salary, participants must make their elections by the end of the calendar year that precedes the calendar year within which the base salary will be earned. For deferrals of performance bonus, subject to certain exceptions, participants must make their elections by the end of the calendar year prior to the year in which the performance bonus is earned. For deferrals of discretionary bonus, participants must make their elections by the end of the calendar year preceding the fiscal year in which the performance period commences.

Each participant may, at the time of his or her deferral election, choose to allocate the deferred compensation into certain categories of hypothetical investments as determined by the Compensation Committee. The Compensation Committee offers two alternatives, the first with a fixed income and the second with a return equal to that of the equal-weighted Standard & Poor’s 500 stock index. The amount payable to each participant under the Deferred Compensation Plan will change in value based upon the hypothetical investment selected by that participant.

Each participant, in connection with his or her commencement of participation in the Deferred Compensation Plan, is required to irrevocably elect whether to (i) accelerate the payment of his or her deferred compensation in the event of a change in control of the Company or (ii) have his or her deferred compensation remain in the Deferred Compensation Plan and paid pursuant to the terms and conditions of the Deferred Compensation Plan in the event of a change in control.

In the event of an unforeseen emergency, participants may apply to accelerate payment of the deferred compensation to the extent reasonably needed to satisfy the financial hardship resulting from the emergency.

The accounts established for participants in the Deferred Compensation Plan will be unfunded and the right of any participant to receive a distribution under the Deferred Compensation Plan will be an unsecured claim against the general assets of the Company. No participant in the Deferred Compensation Plan will have any rights in or against any specific assets, fund, trust or account of the Company.

Compensation Consultant

In preparation for fiscal 2016, the Compensation Committee worked with Willis Towers Watson, a third-party compensation consulting firm, to advise the Compensation Committee in connection with its determination of competitive compensation levels for our executive officers, including base salary, incentive compensation, stock options and restricted stock awards. Willis Towers Watson reported exclusively to the Compensation Committee.

Termination or Change of Control Plans and Agreements

Stock Options and Other Equity Awards

The majority of our equity incentive agreements provide that in the event of a change of control (defined in such agreements as the sale by us of substantially all of our assets and the consequent discontinuation of our business, or in the event of a merger, exchange or liquidation), the vesting of all equity grants will accelerate. Options become immediately exercisable and our restricted stock becomes vested as of the effective date of the change of control.

Employment Agreements

Under the terms of the employment agreement with Mr. Betterley, we will pay him an amount equal to 12 months of his then current base salary and 12 months of our share of health insurance costs if he is terminated by us without cause, or if he terminates his employment for good reason, as defined in the agreement. In connection with Mr. Kenny’s promotion to Chief Operating Officer in February 2015, his employment agreement was amended to increase the period of base salary continuation in connection with a termination by us without cause or by him for good reason to 18 months. “Good reason” is generally defined as the assignment of job responsibilities to the officer that are not comparable in status or responsibility to those job responsibilities set forth in the agreement, a reduction in the officer’s base salary without his consent, or our failure to provide the officer the benefits promised under his employment agreement. As a condition to receiving his severance benefits, each officer is required to execute a release of claims agreement in favor of us. In the event of termination without cause, Mr. Betterley would receive the severance benefits to which he is entitled under the Executive Officer Severance Plan described below rather than under his employment agreement, as that Plan provides severance benefits in excess of those provided under his employment agreement. Mr. Kenny’s severance benefits under his employment agreement and the Executive Officer Severance Plan are substantially the same.

We agreed to the payment of severance benefits in the employment agreements with Messrs. Betterley and Kenny because they each requested these severance benefits, and we believed it was necessary to provide such benefits in order to obtain the agreements with them. We believe that other medical device manufacturers provide substantially similar severance benefits to their senior officers and that providing severance benefits to our Chief Financial Officer and Chief Operating Officer is therefore consistent with market practices. We believe that such benefits are reasonable to protect the Chief Financial Officer and Chief Operating Officer against the risk of having no compensation while they seek alternative employment following a termination of their employment with us.

Executive Officer Severance Plan

Effective June 28, 2010, we adopted the Cardiovascular Systems, Inc. Executive Officer Severance Plan (as amended, the “Severance Plan”), which was amended on December 31, 2012 to reflect Internal Revenue Service guidance and best practices related to Section 409A of the Internal Revenue Code compliance and further amended on February 27, 2015 to update severance periods and benefits included in the severance period. Each of our Named Executive Officers is covered by this Severance Plan. Under the Severance Plan, if we terminate an executive officer other than for cause, as defined in the plan, the executive will receive certain severance benefits during the severance period. The severance period is 24 months for the Chief Executive Officer, 18 months for the Chief Financial Officer and Chief Operating Officer; 15 months for Senior Vice Presidents and Executive Vice Presidents; and 12 months for Vice Presidents, other corporate officers and other employees designated by the Compensation Committee. For purposes of the Severance Plan, “cause” is generally defined as the executive’s (i) failure to perform his material duties; (ii) willful or deliberate misconduct; (iii) false or materially misleading representation made to the Board; or (iv) commission of any felony. The severance benefits generally consist of the continued payment of (i) the executive’s then-current base salary; and (ii) our share of the costs of the executive’s coverage under our medical, dental, and life insurance plans. In addition, the Board or Compensation Committee must take action to provide for the acceleration of the vesting for any outstanding stock options, restricted stock awards, restricted stock unit awards or other equity awards previously granted to the executive that would have vested within the 12-month period immediately following the executive’s termination of employment, and permit any outstanding stock options to remain exercisable for 180 days following the executive’s termination of employment. The Severance Plan also provides that, in the event of the participant’s termination within 24 months following a change in control (the sale by us of substantially all of our assets and the consequent discontinuance of our business; a merger, exchange, liquidation or certain acquisitions; certain changes in the composition of the Board; or a definitive agreement relating to any of these), the base salary payable during the applicable severance period will be increased to include the participant’s target bonus for the year of termination. The Board amended the Severance Plan on July 26, 2016 to also provide that, if a participant in the Severance Plan resigns his or her employment for “good reason” within 24 months of a change of control, then that participant is entitled to the same payments as if such participant’s employment is terminated without cause, for the same severance period previously set forth in the Severance Plan. For purposes of the Severance Plan, “good reason” is generally defined as (i) a material diminution in an executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive reports; (iv) a material diminution in the budget over which the executive retains authority; (v) requiring executive to be based at a location that is more than 50 miles from the location of the executive’s principal office; (vi) our failure to provide the executive with the same target bonus opportunity as in effect prior to the change in control; (vii) our failure to provide the executive with employee benefit plans that provide substantially similar benefits in the aggregate as the benefits provided to the executive immediately prior to a change of control; or (viii) any other action or inaction that constitutes a material breach by us of any agreement under which the executive provides services.

As a condition to receiving these severance benefits, the executive is required to execute a release of claims agreement in favor of us. The executive is not entitled to severance benefits if his termination is due to death or disability; if the executive is on military leave, sick leave, or another bona fide leave of absence generally not exceeding six months; or if the executive continues to provide services to us in excess of 20% of the average level of services he performed over the immediately preceding 36-month period.

The Severance Plan does not affect any other rights our executives may have to severance benefits in their employment agreements. However, an executive will be eligible for severance benefits under the Severance Plan only to the extent the severance is not duplicative of the benefits received by the executive under his employment agreement. The executive will receive benefits under his or her employment agreement first, and then will be eligible for severance benefits under the Severance Plan; provided, however, that the combined benefit will not exceed the maximum benefit available under the Severance Plan.

Although we have the right to amend or terminate the Severance Plan, we may not do so in any manner that diminishes the severance benefits (i) within 24 months of a change of control; (ii) if such amendment or termination was requested by a party other than the Board, that had previously taken other steps reasonably calculated to result in a change of control and that ultimately resulted in a change of control; or (iii) if such amendment or termination arose in connection with or in anticipation of a change of control that ultimately occurs.

Nonqualified Deferred Compensation Plan

As noted above, participants in the Deferred Compensation Plan are required to irrevocably elect whether to (i) accelerate the payment of his or her deferred compensation in the event of a change in control of the Company or (ii) have his or her deferred compensation remain in the Deferred Compensation Plan and paid pursuant to the terms and conditions of the Deferred Compensation Plan in the event of a change in control. Of our Named Executive Officers, none have elected to accelerate the payment of their deferred compensation in the event of a change in control of the Company and two have elected to have their deferred compensation remain in the Deferred Compensation Plan and paid pursuant to the terms and conditions of the Deferred Compensation Plan in the event of a change in control.

Separation of Mr. Martin

On February 26, 2016, we entered into a Separation Agreement with Mr. Martin, who resigned from his positions as President and Chief Executive Officer of the Company and as a director of the Company. Mr. Martin had been on medical leave since December 1, 2015. The Separation Agreement provides Mr. Martin with benefits consistent with the Severance Plan. Under the Separation Agreement, we agreed to pay Mr. Martin 24 months of salary continuation benefits, based on Mr. Martin’s ending base salary, in the gross amount of $1,260,000. These benefits will be payable monthly for 24 months commencing with the first scheduled payday on or following April 26, 2016. Mr. Martin was also eligible to receive a pro rata bonus under our fiscal 2016 bonus plan for achievement of the MBOs, in the amount of $42,000. Mr. Martin received payment for all accrued but unused paid time off, and, in lieu of COBRA premiums paid by the Company, he and his family members were eligible for early retiree medical benefits pursuant to the terms and conditions of our group health plan. Any benefits payable to Mr. Martin under the Deferred Compensation Plan will be paid pursuant to the terms of such plan. The Separation Agreement terms also accelerated the vesting of 27,140 shares of time-based restricted stock that would have otherwise vested within the 12 month period following February 26, 2016 and provided for the vesting of up to 112,072 shares of performance-based restricted stock that would have otherwise vested within the 12 month period following February 26, 2016; however, as described above, the criteria for the vesting of performance shares was not met. Additionally, Mr. Martin’s outstanding vested stock options will remain exercisable through the applicable award expiration date. Mr. Martin passed away on May 1, 2016, and his payments and benefits will be made to his estate to the full extent permitted by law.

Separation of Mr. Thatcher

On May 26, 2016, we entered into a Separation Agreement with Mr. Thatcher. The Separation Agreement provides Mr. Thatcher with benefits consistent with the Severance Plan, which include 18 months of salary continuation benefits in the gross amount of $516,438, a pro rata bonus under our fiscal 2016 bonus plan for achievement of the MBOs in the amount of $31,560, and payment for accrued but unused paid time off. In lieu of COBRA premiums paid by us, Mr. Thatcher and his family members are eligible for early retiree medical benefits pursuant to the terms and conditions of our group health plan. Consistent with the Severance Plan, the vesting of 7,996 shares of Mr. Thatcher’s time-based restricted stock that would have otherwise vested within the 12 month period following May 25, 2016 was accelerated, and up to 30,624 shares of Mr. Thatcher’s performance-based restricted stock that would have otherwise vested within the 12 month period following May 25, 2016 were eligible to vest; however, as described above, the criteria for the vesting of performance shares was not met. Additionally, Mr. Thatcher’s outstanding vested stock options will remain exercisable through the applicable award expiration dates.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the Named Executive Officers that is not considered to be performance-based. Compensation that qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation.

Although the Compensation Committee considers the impact of this rule when developing and implementing its executive compensation programs, the Compensation Committee believes that factors other than tax deductibility are important in the design of executive compensation programs and that it is important to preserve flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Our compensation committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

Human Resources and Compensation Committee of the Board of Directors:

Edward Brown, Chairman
Leslie Trigg
Augustine Lawlor

Summary Compensation Table for Fiscal 2016

The following table provides information regarding the compensation earned during the fiscal years ended June 30, 2016, June 30, 2015 and June 30, 2014 by each of the Named Executive Officers for each year in which each was a Named Executive Officer.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)(1)(2)	Nonequity incentive plan compensation ($)(3)	All other compensation ($)	Total ($)
David L. Martin(4)	2016	344,380	—	3,528,042	42,000	1,825,627	5,740,049
President and Chief Executive Officer	2015	587,623	—	2,267,953	667,210	57,278	3,580,064
	2014	550,440	500,000	1,613,206	1,140,750	56,091	3,860,487
Scott R. Ward(7)	2016	363,461	185,000	360,000	—	—	908,461
Interim Chief Executive Officer and President
Laurence L. Betterley	2016	368,643	88,343	1,325,158	36,810	—	1,818,954
Chief Financial Officer	2015	353,105	—	1,111,223	259,070	—	1,723,398
	2014	330,723	—	761,512	434,074	—	1,526,309
Kevin J. Kenny(5)	2016	441,174	129,000	1,204,016	43,000	38,129	1,855,319
Chief Operating Officer	2015	375,996	—	891,477	445,930	19,370	1,732,773
	2014	305,389	—	518,409	627,713	—	1,451,511
Robert J. Thatcher(6)	2016	315,033	—	964,044	31,560	757,873	2,068,510
Chief Healthcare Policy Officer	2015	330,594	—	665,167	209,319	—	1,205,080
	2014	318,736	—	476,326	354,161	—	1,149,223
Paul Koehn	2016	327,831	65,586	655,886	32,793	—	1,082,096
Senior Vice President, Manufacturing and Operations	2015	315,315	—	640,023	201,288	—	1,156,626

(1)
The value of stock awards in this table represent the fair value of such awards granted or modified during the fiscal year, as computed in accordance with FASB ASC 718. The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 7 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for the 2016 fiscal year, filed with the Securities and Exchange Commission on August 25, 2016. Stock awards consist of restricted stock awards (“RSAs”) and restricted stock units (“RSUs”).

(2)
The value of stock awards in this table includes stock awards that were subject to forfeiture based on achievement of performance measures for each fiscal year. Mr. Martin forfeited $2,646,020 and $556,198 of fiscal 2016 and 2015 awards, respectively; Mr. Betterley forfeited $993,863 and $272,510 of fiscal 2016 and 2015 awards respectively; Mr. Kenny forfeited $903,012 and $183,786 of fiscal 2016 and fiscal 2015 awards, respectively; Mr. Thatcher forfeited $723,033 and $160,783 of fiscal 2016 and 2015 awards, respectively; and Mr. Koehn forfeited $491,914 and $154,651 of fiscal 2016 and 2016 awards, respectively.

(3)
The amount under “Non-Equity Incentive Plan Compensation” consists of incentive compensation paid to each Named Executive Officer for company performance through June 30, 2016 under our cash incentive plan for fiscal 2016. The amounts for Messrs. Martin and Thatcher reflect pro rata amounts in accordance with their separation agreements. The amount for Mr. Kenny in 2015 includes $294,800 paid under our cash incentive plan for fiscal 2015 and $151,130 paid under the quarterly variable incentive compensation plan for Mr. Kenny prior to his appointment as Chief Operating Officer.

(4)
The amount under “All Other Compensation” for Mr. Martin for fiscal 2016 consists of payments of $50,392 for housing, furniture rental, cleaning and related expenses, as well as the following benefits received under his Separation Agreement dated February 26, 2016; salary continuation of $1,260,000; insurance premiums of $56,412, the acceleration of 27,140 RSAs valued at $276,557 using the closing price of our common stock on March 11, 2016 of $10.19, and payment of $182,267 for unused paid time off.

(5)	The amount under “All Other Compensation” for Mr. Kenny for fiscal 2016 consists of payments for housing, cleaning and related expenses.

(6)
The amount under “All Other Compensation” for Mr. Thatcher for fiscal 2016 consists of the following benefits received under his Separation Agreement dated May 26, 2016; salary continuation of $516,438; insurance premiums of

$54,902, the acceleration of 7,996 RSAs valued at $146,807 using the closing price of our common stock on June 10, 2016 of $18.36, and payment of $39,726 for unused paid time off.

(7)	Effective August 16, 2016, Mr. Ward was appointed as our President and Chief Executive Officer. The amounts under “Stock Awards” for Mr. Ward represent the following:

a.
Mr. Ward elected to receive 4,659 RSAs in lieu of cash relating to his Director compensation of $110,000 for fiscal 2016. The RSAs were granted under the Company’s 2014 Equity Incentive Plan on August 10, 2015 and were fully vested upon grant.

b.
On August 10, 2015, Mr. Ward was granted 5,294 RSUs relating to his Director compensation of $125,000 for fiscal 2016. The RSUs are payable in cash or shares of our common stock, at our discretion, within 30 days after the six month anniversary of the termination of Mr. Ward’s Board membership.

c.
Mr. Ward was granted 7,987 RSUs with a value of $125,000, effective December 1, 2015 related to Mr. Ward’s service as our Interim Chief Executive Officer and President. The RSUs are payable in cash or shares of our common stock, at our discretion, within 30 days after the six month anniversary of the termination of Mr. Ward’s Board membership.

Grants of Plan-Based Awards for Fiscal 2016

The following table sets forth certain information regarding grants of plan-based awards during the fiscal year ended June 30, 2016. The performance based restricted stock awards (“PBRSA”) are granted at the maximum performance values, which are subject to forfeiture based on achievement of performance measures during the fiscal year. Forfeited amounts are included in footnote 2 to the Summary Compensation Table.

Name	Type of Grant	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David L. Martin	Performance(1)	N/A	315,000	630,000	1,260,000
	MBO(2)	N/A	—	94,500	94,500
	RSA(3)	8/10/2015							37,358	882,022
	PBRSA(SR)(4)	8/10/2015				14,009	28,018	56,036		1,323,010
	PBRSA(RG)(5)	8/10/2015				14,009	28,018	56,036		1,323,010

Scott R. Ward	RSA(6)	8/10/2015							4,659	110,000
	RSU(7)	8/10/2015							5,294	125,000
	RSU(8)	12/1/2015							7,987	125,000

Laurence L. Betterley	Performance(1)	N/A	110,429	220,857	441,714
	MBO(2)	N/A	—	55,214	55,214
	RSA(3)	8/10/2015							14,032	331,296
	PBRSA(SR)(4)	8/10/2015				5,261	10,523	21,047		496,920
	PBRSA(RG)(5)	8/10/2015				5,262	10,524	21,048		496,943

Kevin J. Kenny	Performance(1)	N/A	161,250	322,500	645,000
	MBO(2)	N/A	—	64,500	64,500
	RSA(3)	8/10/2015							12,749	301,004
	PBRSA(SR)(4)	8/10/2015				4,780	9,561	19,123		451,494
	PBRSA(RG)(5)	8/10/2015				4,781	9,562	19,124		451,518

Robert J. Thatcher	Performance(1)	N/A	86,073	172,146	344,292
	MBO(2)	N/A	—	51,644	51,644
	RSA(3)	8/10/2015							10,208	241,011
	PBRSA(SR)(4)	8/10/2015				3,828	7,656	15,312		361,516
	PBRSA(RG)(5)	8/10/2015				3,828	7,656	15,312		361,516

Paul Koehn	Performance(1)	N/A	81,982	163,964	327,928
	MBO(2)	N/A	—	49,189	49,189
	RSA(3)	8/10/2015							6,945	163,971
	PBRSA(SR)(4)	8/10/2015				2,604	5,208	10,417		245,945
	PBRSA(RG)(5)	8/10/2015				2,604	5,209	10,418		245,945

(1)
Performance bonus based on the Company’s achievement of revenue and adjusted EBITDA financial goals for fiscal 2016. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation, in addition to an add-back of depreciation and amortization. Target bonus amounts are weighted 67% for the revenue goal and 33% for the adjusted EBITDA goal.

(2)
The Bonus Plan also provided MBO targets related to certain predetermined milestones for fiscal 2016 relating to coronary Microcrown Shonin submission, achievement of revenue targets in certain groups of medical centers, and success of the amputation prevention program. Achievement of the MBO targets could result in additional cash bonuses to executive officers for each target achieved of 5% of their annual base salaries for each of the periods.

(3)	Represents RSAs granted pursuant to the Company’s 2014 Equity Incentive Plan that vest 1/3 on each of the first three anniversaries of the date of grant.

(4)
Represents RSAs that are subject to performance-based forfeiture based on total stockholder return for fiscal 2016 versus the Compensation Peer Group (“PBRSA(SR)”). These RSAs vested as to 25% of the shares upon achievement of the minimum performance objectives, as to 50% of the shares upon achievement of the target performance objectives, and as to 100% of the shares upon achievement of the maximum performance objectives.

(5)
Represents RSAs that are subject to performance-based forfeiture based on annual revenue growth for fiscal 2016 versus the Compensation Peer Group (“PBRSA(RG)”). These RSAs vested as to 25% of the shares upon achievement of the minimum performance objectives, as to 50% of the shares upon achievement of the target performance objectives, and as to 100% of the shares upon achievement of the maximum performance objectives.

(6)	Represents RSAs received as a portion of Mr. Ward’s Board compensation. The RSAs were granted pursuant to the Company’s 2014 Equity Incentive Plan and vested immediately upon grant.

(7)
Represents RSUs received as a portion of Mr. Ward’s Board compensation that vested 25% on each September 30, 2015, December 31, 2015, March 31, 2016 and June 30, 2016. The RSUs were granted pursuant to the Company’s 2014 Equity Incentive Plan and are payable in cash or shares of our common stock, at our discretion, within 30 days after the six month anniversary of the termination of Mr. Ward’s Board membership.

(8)
Represents RSUs received by Mr. Ward for service as our Interim CEO and President that vested in full upon cessation of Mr. Ward’s service as Interim Chief Executive Officer and President. The RSUs were granted pursuant to the Company’s 2014 Equity Incentive Plan and are payable in cash or shares of our common stock, at our discretion, within 30 days after the six month anniversary of the termination of Mr. Ward’s Board membership.

Employment and Separation Agreements of the Named Executive Officers

Laurence L. Betterley

We entered into an employment agreement with Mr. Betterley on April 7, 2008, which agreement was amended on December 31, 2012 for Section 409A compliance purposes. The agreement, as amended, provided for an initial base salary of $225,000 and provided that Mr. Betterley would be eligible for a performance and salary review beginning approximately one year after the entry into the agreement. The agreement also provides for Mr. Betterley’s participation in the annual management bonus plan and for employee benefits as generally available to Company employees. The agreement is terminable by either party at any time for any reason. Under the terms of the agreement, we will pay Mr. Betterley an amount equal to 12 months of his then current base salary and 12 months of our share of health insurance costs if he is terminated by us without cause, or if Mr. Betterley terminates his employment for good reason, as defined in the agreement. In the event of termination without cause, Mr. Betterley would receive the severance benefits to which he is entitled under the Executive Officer Severance Plan described above rather than under his employment agreement, as that Plan provides severance benefits in excess of those provided under his employment agreement. As a condition to receiving his severance benefits, Mr. Betterley is required to execute, and not rescind by the 60th day after termination, a release of claims agreement in favor of us. The agreement also contains confidentiality, noncompetition and assignment of inventions provisions.

Kevin J. Kenny

We entered into an employment agreement with Mr. Kenny on April 15, 2011, which agreement was amended on December 31, 2012 for Section 409A compliance purposes and amended further on February 4, 2015 in connection with Mr. Kenny’s promotion to Chief Operating Officer. The agreement, as amended, provided for an initial base salary of $430,000 and provided that Mr. Kenny would be eligible for a performance and salary review beginning approximately one year after the entry into the agreement. The agreement also provides for certain perquisites and for employee benefits as generally available to Company employees. The agreement is terminable by either party at any time for any reason. Under the terms of the agreement, we will pay Mr. Kenny an amount equal to 18 months of his then current base salary and 18 months of our share of health insurance costs if he is terminated by us without cause, or if Mr. Kenny terminates his employment for good reason, as defined in the agreement. As a condition to receiving his severance benefits, Mr. Kenny is required to execute, and not rescind by the 60th day after termination, a release of claims agreement in favor of us. The agreement also contains confidentiality, noncompetition and assignment of inventions provisions.

Separation Agreements

The Separation Agreements for each of Mr. Martin and Mr. Thatcher are discussed above under “Termination or Change of Control Plans and Agreements.”

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2016

The following table sets forth certain information regarding outstanding equity awards held by the Named Executive Officers as of June 30, 2016.

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
David L. Martin(2)(3)(6)	6/12/2007	90,580	—	$7.90	6/11/2017
	12/12/2007	234,395	—	$12.15	12/11/2017
	3/2/2009	13,350	—	$8.75	3/1/2019
	8/10/2015(4)					56,036	$1,029,942
	8/10/2015(5)					56,036	$1,029,942

Scott R. Ward(7)(8)	12/1/2015					7,987	146,801

Laurence L. Betterley(2)(3)	3/2/2009	14,234	—	$8.75	3/2/2019
	9/4/2013					3,787	$69,605
	8/11/2014					6,312	$116,015
	8/10/2015					14,032	$257,908
	8/10/2015(4)					21,047	$386,844
	8/10/2015(5)					21,048	$386,862

Kevin J. Kenny(3)	9/4/2013					2,838	$52,162
	8/11/2014					4,257	$78,244
	2/27/2015					2,510	$46,134
	8/10/2015					12,749	$234,327
	8/10/2015(4)					19,123	$351,481
	8/10/2015(5)					19,124	$351,499

Robert J. Thatcher(2)(3)(6)	4/18/2007	265	—	$8.83	4/18/2017
	12/12/2007	32,350	—	$12.15	12/11/2017
	8/10/2015(4)					15,312	$281,435
	8/10/2015(5)					15,312	$281,435

Paul Koehn(2)(3)	4/18/2007	36,879	—	$8.83	4/17/2017
	6/12/2007	8,087	—	$7.90	6/12/2017
	10/9/2007	12,940	—	$7.90	10/8/2017
	12/12/2007	32,350	—	$12.15	12/11/2017
	3/2/2009	8,087	—	$8.75	3/2/2019
	9/4/2013					2,314	$42,531
	8/11/2014					3,582	$65,837
	8/11/2014					214	$3,933
	8/10/2015					6,945	$127,649
	8/10/2015(4)					10,417	$191,464
	8/10/2015(5)					10,418	$191,483

(1)
See Note 4 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the SEC on August 25, 2016, for a discussion of the methodology for determining the exercise price.

(2)
Certain of our stock option agreements provide that in the event of a change of control (as defined in the agreements), the vesting of all options will accelerate and the options will be immediately exercisable as of the effective date of the change of control.

(3)
Unless otherwise noted, RSAs vest at the rate of one-third per year starting on the first anniversary of the grant date. The market value of unvested shares outstanding at fiscal-year end reflects the closing price of $18.38 per share of the Company’s common stock on June 30, 2016, the last trading day of the Company’s fiscal year. Certain of our RSA agreements provide that in the event of a change of control (as defined in the agreements) the awards will become immediately vested on the effective date of the change of control.

(4)
These RSAs are subject to performance-based forfeiture based on total stockholder return for fiscal 2016 versus the Compensation Peer Group. The Company’s total stockholder return for fiscal 2016 was 0% of the median total stockholder return of the peer group. This performance resulted in the forfeiture of the entire award.

(5)
These RSAs are subject to performance-based forfeiture based on annual revenue growth for fiscal 2016 versus the Compensation Peer Group. The Company’s total revenue performance for fiscal 2016 was 0% of the median total revenue of the peer group. This performance resulted in the forfeiture of the entire award.

(6)
Per the terms of Messrs. Martin and Thatcher’s separation agreements, they were able to vest in the performance-based restricted stock awards to the extent the performance criteria was met. In addition, their outstanding vested stock options will remain exercisable through the applicable award expiration dates.

(7)
These RSUs vested upon termination of service as our Interim Chief Executive Officer and President and appointment as our President and Chief Executive Officer. The RSUs are payable in cash or shares of our common stock, at our discretion, within 30 days after the six month anniversary of the termination of Mr. Ward’s Board membership.

(8)
Mr. Ward also holds an aggregate of 12,428 vested RSUs, granted in connection with his Board compensation, that are payable in cash or shares of our common stock, at our discretion, within 30 days after the six-month anniversary of the termination of Mr. Ward’s Board membership.

Option Exercises and Stock Vested for Fiscal 2016

The following table sets forth certain information regarding restricted stock award vesting and option exercises by the Named Executive Officers during the fiscal year ended June 30, 2016.

	Option awards			Stock awards
Name	Number of shares acquired on exercise (#)		Value realized on exercise ($)	Number of shares acquired on vesting (#)		Value realized on vesting ($)
David L. Martin	19,000	(1)	$92,530	99,038	(3)	$2,014,942
Scott R. Ward(8)	—		$—	—		$—
Laurence L. Betterley	—		$—	34,824	(4)	$841,781
Kevin J. Kenny	—		$—	23,057	(5)	$536,328
Robert J. Thatcher	64,700	(2)	$280,151	28,008	(6)	$415,130
Paul Koehn	—		$—	19,002	(7)	$458,921

(1)
The stock options exercised by Mr. Martin were granted on March 2, 2009 and had an exercise price of $8.75. Mr. Martin retained all of the shares of Company common stock after the exercise of these options.

(2)
The stock options exercised by Mr. Thatcher were granted on October 17, 2005 and had an exercise price of $12.37. Of this total number of options exercised, Mr. Thatcher retained no shares of Company common stock after payment of the exercise prices for these options.

(3)
These shares were acquired by Mr. Martin upon the vesting of restricted stock granted to him under the 2007 Equity Incentive Plan and the 2014 Equity Incentive Plan. Of this total number of shares, 18,194 were attributable to restricted stock granted on August 13, 2012, 16,490 were attributable to restricted stock granted on September 4, 2013, 12,884 were attributable to restricted stock granted August 11, 2014, 12,453 were attributable to restricted stock granted on August 10, 2015 and 39,017 were attributable to performance based restricted stock granted on August 11, 2014. In accordance with Mr. Martin’s separation agreement, the vesting of 27,140 shares of Mr. Martin’s time-based restricted stock that would have otherwise vested within the 12 month period following February 26, 2016 was accelerated.

(4)
These shares were acquired by Mr. Betterley upon the vesting of restricted stock granted to him under the 2007 Equity Incentive Plan. Of this total number of shares, 8,763 were attributable to restricted stock granted on August 13, 2012, 3,787 were attributable to restricted stock granted on September 4, 2013, 3,156 were attributable to restricted stock granted on August 11, 2014 and 19,118 were attributable to performance based restricted stock granted on August 11, 2014.

(5)
These shares were acquired by Mr. Kenny upon the vesting of restricted stock granted to him under the 2007 Equity Incentive Plan and the 2014 Equity Incentive Plan. Of this total number of shares, 3,940 were attributable to restricted stock granted on August 13, 2012, 2,838 were attributable to restricted stock granted on September 4, 2013, 2,129 were attributable to restricted stock granted on August 11, 2014, 1,256 were attributable to restricted stock granted on February 27, 2015 and 12,894 were attributable to performance based restricted stock granted on August 11, 2014.

(6)
These shares were acquired by Mr. Thatcher upon the vesting of restricted stock granted to him under the 2007 Equity Incentive Plan and the 2014 Equity Incentive Plan. Of this total number of shares, 4,137 were attributable to restricted stock granted on August 13, 2012, 4,860 were attributable to restricted stock granted on September 4, 2013, 386 were attributable to restricted stock granted February 28, 2014, 3,940 were attributable to restricted stock granted August 11, 2014, 3,403 were attributable to restricted stock granted August 10, 2015 and 11,282 were attributable to performance based restricted stock granted on August 11, 2014. In accordance with Mr. Thatcher’s separation agreement, the vesting of 7,996 shares of Mr. Thatcher’s time-based restricted stock that would have otherwise vested within the 12 month period following May 25, 2016 was accelerated.

(7)
These shares were acquired by Mr. Koehn upon the vesting of restricted stock granted to him under the 2007 Equity Incentive Plan. Of this total number of shares, 3,940 were attributable to restricted stock granted on August 13, 2012, 2,315 were attributable to restricted stock granted on September 4, 2013, 1,898 were attributable to restricted stock granted on August 11, 2014 and 10,849 were attributable to performance based restricted stock granted on August 11, 2014.

(8)
Mr. Ward had 5,294 RSUs previously granted as Board compensation that vested during the year ended June 30, 2016. These RSUs are payable in cash or shares of our common stock, at our discretion, within 30 days after the six month anniversary of the termination of Mr. Ward’s Board membership.

Nonqualified Deferred Compensation

As provided under “Nonqualified Deferred Compensation Plans,” which plan commenced in fiscal year 2014, the Company offers certain members of management and highly compensated employees, including the Named Executive Officers, the opportunity to defer up to 100% of their base salary (after 401(k), payroll tax and other deductions), performance bonus and discretionary bonus and elect to receive the deferred compensation at a fixed future date of participant’s choosing. The amounts that each Named Executive Officer deferred during the 2016 fiscal year, as well as other information regarding Named Executive Officer participation in the plan, is as follows:

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals	Aggregate Balance at Last Fiscal Year End(1)(2)
David L. Martin	$36,623	$—	$9,861	$(1,248,651)	$—
Scott R. Ward	$—	$—	$—	$—	$—
Laurence L.Betterley	$—	$—	$—	$—	$—
Kevin J. Kenny	$—	$—	$5,758	$—	$346,358
Robert J. Thatcher	$—	$—	$—	$—	$—
Paul Koehn	$—	$—	$—	$—	$—

(1)	Amounts are included in each Named Executive Officer’s compensation as reported on the Summary Compensation Table above.

(2)	Amounts include prior fiscal year compensation for each Named Executive Officer.

(3)	Mr. Ward was not eligible to participate in the plan in fiscal 2016 due to the interim nature of his service as an officer of the Company.

Potential Payments Upon Termination or Change in Control

As provided under “Termination or Change of Control Plans and Agreements,” many of the Company’s plans and agreements provide the Named Executive Officers with certain rights or the right to receive payments in the event of the termination of their employment or upon a change in control of the Company. The amounts payable to each of the Named Executive Officers, assuming that each individual’s employment had terminated and/or a change in control of the Company had occurred on June 30, 2016 or, in the case of Mr. Martin and Mr. Thatcher, under the Separation Agreements described above, are as follows:

	Acceleration of Restricted Stock		Payment Upon Termination
Name	By Company following Termination Not for Cause(1)	Upon Change in Control(2)	By Company following Termination Not for Cause(3)	By Company following Termination Not for Cause in Connection with Change in Control(4)	By NEO for Good Reason(5)
David L. Martin(6)	$276,557	$—	$1,540,679	$—	$—
Scott R. Ward(7)	$—	$—	$—	$—	$—
Laurence L. Betterley	$213,594	$443,528	$576,246	$797,103	$384,164
Kevin J. Kenny	$169,408	$410,867	$673,206	$995,706	$673,206
Robert J. Thatcher(8)	$146,807	$—	$642,626	$—	$—
Paul Koehn	$119,966	$239,951	$433,415	$597,379	$—

(1)
Other than for Messrs. Martin and Thatcher, as described in footnotes (6) and (7), respectively, represents immediate vesting of restricted stock awards that would vest in the 12 months following June 30, 2016 at the closing price of $18.38 per share of the Company’s common stock on June 30, 2016, the last trading day of the Company’s fiscal year.

(2)
Represents immediate vesting of all outstanding restricted stock awards at the closing price of $18.38 per share of the Company’s common stock on June 30, 2016, the last trading day of the Company’s fiscal year.

(3)
Other than for Messrs. Martin and Thatcher, as described in footnotes (6) and (7), respectively, represents payments of base salary and health insurance costs pursuant to the Severance Plan (over a period of 18 months for Messrs. Betterley and Kenny, and 15 months for Mr. Koehn) and each respective Named Executive Officer’s employment agreement (to the extent not duplicative with the Severance Plan), if any.

(4)
Represents payments of base salary (as increased to include the participant’s target bonus for the year of termination in accordance with the Severance Plan) and health insurance costs pursuant to the Severance Plan (over a period of 18 months for Messrs. Betterley and Kenny, and 15 months for Mr. Koehn) and each respective Named Executive Officer’s employment agreement (to the extent not duplicative with the Severance Plan), if any.

(5)
Represents payment of 12 months base salary and health insurance costs (in the case of Mr. Betterley) and 18 months base salary and health insurance costs (in the case of Mr. Kenny) pursuant to each respective Named Executive Officer’s employment agreement.

(6)
Represents the following benefits received under Mr. Martin’s Separation Agreement dated February 26, 2016: the acceleration of 27,140 RSAs valued at $276,557 using the closing price of our common stock on March 11, 2016 of $10.19; salary continuation of $1,260,000 payable over a period of 24 months; insurance premiums of $56,412 payable over a period of 36 months; a pro rata bonus of $42,000 under our fiscal 2016 bonus plan for achievement of the MBOs; and payment of $182,267 for unused paid time off upon termination of employment.

(7)
Mr. Ward did not have the right to receive any payments in the event of termination of his employment or upon a change of control of the Company due to the interim nature of his service as an officer of the Company in fiscal 2016.

(8)
Represents the benefits received under Mr. Thatcher’s Separation Agreement dated May 26, 2016: the acceleration of 7,996 RSAs valued at $146,807 using the closing price of our common stock on June 10, 2016 of $18.36; salary continuation of $516,438 payable over a period of 15 months; insurance premiums of $54,902 payable over a period of 36 months; a pro rata bonus of $31,560 under our fiscal 2016 bonus plan for achievement of the MBOs; and payment of $39,726 for unused paid time off upon termination of employment.

DIRECTOR COMPENSATION

During the fiscal year ended June 30, 2016, each of our non-employee members of the Board received the following compensation:

•
Retainers of $40,000 for service as a board member; $20,000 for service as a chairman of a board committee; $10,000 for service as a member of a board committee; and $1,200 per board or committee meeting attended in the event that more than 12 of such meetings are held during the period. Directors may irrevocably elect, in advance of each fiscal year, to receive these fees in cash, in common stock of the Company or a combination thereof, or in restricted stock units (“RSUs”). Each director electing to receive fees in RSUs will at the time of such election also irrevocably select the date of settlement of the RSU. On the settlement date, RSUs may be settled, at the Company’s discretion, in cash or in shares of common stock or a combination thereof.

•
An RSU award with a value of $125,000 payable, in our discretion, in cash or in shares of our common stock. We provide for the RSU payment, whether paid in cash or shares of common stock, to be made (in a lump sum if paid in cash) within 30 days following the six-month anniversary of the termination of the director’s board membership.

In addition, the Chairman of the Board receives an additional annual retainer of $60,000, and may irrevocably elect, in advance of each fiscal year, to receive this retainer in cash, in common stock of the Company or a combination thereof, or in RSUs. The non-employee members of the Board are also reimbursed for travel, lodging and other reasonable expenses incurred in attending board or committee meetings.

All elements of director compensation will remain the same for fiscal 2017, except the following:

•	The Chairman of the Board does not receive any retainer for Board service.

•
The Lead Independent Director receives an additional retainer of $40,000, and may irrevocably elect, in advance of each fiscal year, to receive this retainer in cash, in common stock of the Company or a combination thereof, or in RSUs.

Director Compensation Table for Fiscal 2016

The following table summarizes the compensation paid to each non-employee director in the fiscal year ended June 30, 2016. Compensation paid to Scott R. Ward for his service as a director prior to his appointment as our Interim Chief Executive Officer and President is included in the Summary Compensation Table on page 29.

Name	Fees Earned or Paid in Cash or Stock ($)(1)	Stock Awards(2)(3) ($)	Total ($)
Brent G. Blackey(4)	$60,000	$125,000	$185,000
Edward M. Brown	$60,000	$125,000	$185,000
Scott Bartos	$56,164	$125,000	$181,164
William E. Cohn, M.D.	$50,000	$125,000	$175,000
Augustine Lawlor	$60,000	$125,000	$185,000
Leslie Trigg	$70,000	$125,000	$195,000

(1)	Mr. Blackey elected to receive his fees in restricted stock units. Each of Mr. Brown, Mr. Bartos, Mr. Lawlor and Ms. Trigg elected to receive his or her fees in Company common stock

(2)
The value of stock awards in this table represent the fair value of such awards granted during the fiscal year, as computed in accordance with FASB ASC 718. The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 4 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for the 2016 fiscal year, filed with the Securities and Exchange Commission on August 25, 2016.

(3)
The aggregate number of restricted stock units held by each of the directors listed in the table above as of June 30, 2016 was as follows: Mr. Blackey, 75,910 shares; Mr. Brown, 71,632 shares; Mr. Bartos, 19,515 shares; Dr. Cohn, 6,421 shares; Mr. Lawlor, 69,587 shares; and Ms. Trigg, 41,336 shares. All of these awards represent restricted stock units granted to such directors on March 2, 2009, July 16, 2009, August 13, 2010, August 8, 2011, August 31, 2012, September 4, 2013, August 11, 2014 and August 10, 2015 except for a grant of 6,707 restricted stock units to Ms. Trigg on January 18, 2011; a grant of 5,381 restricted stock units to Mr. Bartos on December 31, 2012; and a grant of 1,127 restricted stock units to Dr. Cohn on February 27, 2015.

(4)
The aggregate number of shares subject to outstanding option awards held by each of the directors listed in the table above as of June 30, 2016, was as follows: Mr. Blackey, 45,290 shares and Ms. Trigg, 6,470 shares. Messrs. Brown, Bartos, Lawlor and Dr. Cohn did not hold any shares subject to outstanding option awards on June 30, 2016.

On July 23, 2014, the Board and the Compensation Committee established minimum stock ownership guidelines for non-employee directors that require each director to own Company common stock having a value of at least five times his or her annual cash retainer of $40,000. Each current director has five years from the adoption of this guideline to reach this level of ownership and any new director will have five years from the date of election to reach this ownership level.

PROPOSAL 3-ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote on a nonbinding, advisory basis regarding the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In accordance with the preference of our stockholders, as expressed in a non-binding advisory vote on the frequency of advisory votes on executive compensation, the Company has determined to hold annual advisory votes on the compensation of the Named Executive Officers.

We seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. We designed our compensation program to reward our Named Executive Officers for their individual performance and contributions to our overall business objectives, and for achieving and surpassing the financial goals set by our Human Resources and Compensation Committee and our Board of Directors.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Based on the competitive, stockholder-aligned and results-oriented characteristics of our executive compensation program, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2016 Summary Compensation Table and the other related tables and disclosure.”

While the Board of Directors and especially the Human Resources and Compensation Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature. To the extent there is any significant vote against the compensation of our Named Executive Officers in this Proposal 3, the Human Resources and Compensation Committee will evaluate what actions may be necessary to address our stockholders’ concerns.

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act also provide that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers (holding the vote every 1 year, 2 years or 3 years) (“say-on-frequency vote”). Our next say-on-frequency vote will be held at the 2017 Annual Meeting.

VOTE REQUIRED

The Board recommends that you vote “FOR” the non-binding resolution regarding the compensation of our Named Executive Officers, as disclosed in this proxy statement.

TRANSACTIONS WITH RELATED PERSONS

Pursuant to its written charter, the Audit Committee has the responsibility to review and approve all transactions to which a related party and we may be a party prior to their implementation to assess whether such transactions comply with the Company’s applicable policies, including any related-party transactions policy, and meet applicable legal requirements. Additionally, the Company's Code of Ethics and Business Conduct requires our employees, officers and directors to avoid any situation in which his or her personal interests conflict with or interfere with the Company's assets. Since July 1, 2015, there were no related party transactions arising or existing requiring disclosure under applicable Nasdaq listing standards or SEC rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 19, 2016, certain information regarding beneficial ownership of our common stock by:

•	Each person known to us to beneficially own 5% or more of our common stock;

•	Each of our Named Executive Officers, other than David L. Martin, who passed away on May 1, 2016;

•	Each of our directors; and

•	All of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the stockholder’s name. We have based our calculation of the percentage of beneficial ownership on 33,049,117 shares of CSI common stock outstanding on September 19, 2016. Unless otherwise noted below, the address for each person or entity listed in the table is c/o Cardiovascular Systems, Inc., 1225 Old Highway 8 NW, St. Paul, Minnesota 55112.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned
Named Executive Officers, Directors and Nominees
Scott R. Ward(1)	162,338	0.5%
Laurence L. Betterley(2)	225,170	0.7%
Kevin J. Kenny(3)	129,984	0.4%
Paul Koehn(4)	171,664	0.5%
Scott Bartos(5)	4,972	—%
Brent G. Blackey(6)	109,729	0.3%
Edward Brown(7)	140,196	0.4%
William E. Cohn, M.D.(8)	—	—%
Augustine Lawlor(9)	93,671	0.3%
Leslie L. Trigg(10)	31,252	0.1%
All Directors and Executive Officers as a Group (12 individuals)(11)	1,174,798	3.6%
5% Stockholders
Camber Capital Management LLC(12)	3,057,000	9.2%
Wellington Management Group LLP(13)	2,365,897	7.2%
Champlain Investment Partners, LLC(14)	1,962,310	5.9%
BlackRock, Inc.(15)	1,852,152	5.6%

*	Less than 1% of the outstanding shares.

(1)
Includes 152,805 shares of restricted stock that are subject to a risk of forfeiture. Does not include 34,297 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of termination of Mr. Ward’s Board membership.

(2)	Includes 14,234 shares issuable upon the exercise of options exercisable within 60 days of September 19, 2016, and 76,845 shares of restricted stock that are subject to a risk of forfeiture.

(3)	Includes 78,631 shares of restricted stock that are subject to a risk of forfeiture.

(4)	Includes 98,343 shares issuable upon the exercise of options exercisable within 60 days of September 19, 2016, and 38,370 shares of restricted stock that are subject to a risk of forfeiture.

(5)
Does not include 25,464 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Bartos’ Board membership.

(6)
Includes 45,290 shares issuable upon the exercise of options exercisable within 60 days of September 19, 2016. Does not include 77,273 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Blackey’s Board membership, or 2,541 and 2,855 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of August 15, 2019 and September 1, 2018, respectively.

(7)
Includes 140,196 shares held by the Edward and Catherine Brown Trust. Does not include 75,536 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Brown’s Board membership.

(8)
Does not include 12,370 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Dr. Cohn’s Board membership.

(9)
Includes 74,670 shares held by HealthCare Ventures VIII, L.P. Mr. Lawlor is a managing director of HealthCare Partners VIII, LLC, which is the general partner of HealthCare Partners VIII, L.P., which is the general partner of HealthCare Ventures VIII, L.P. Mr. Lawlor disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Does not include 75,536 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Lawlor’s Board membership.

(10)
Includes 2,491 shares held by the Trigg Family Trust, for whom the reporting person serves as a trustee and 6,470 shares issuable upon the exercise of options exercisable within 60 days of September 19, 2016. Does not include 44,899 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of termination of Ms. Trigg’s Board membership.

(11)	Includes 164,337 shares issuable upon the exercise of options exercisable within 60 days of September 19, 2016, and 265,677 shares of restricted stock that are subject to a risk of forfeiture.

(12)
Camber Capital Management LLC and Stephen DuBois reported on a Form 4 filed with the SEC on September 21, 2016 that they held shared voting and dispositive power with respect to 3,057,000 shares of the Company’s common stock. The address for each of Camber Capital Management LLC and Stephen DuBois is 101 Huntington Avenue, Suite 2550, Boston, MA 02199.

(13)
Based on a Schedule 13G filed with the SEC on February 11, 2016, each of Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP may be deemed the beneficial owner of 2,365,897 shares of the Company’s common stock and Wellington Management Company LLP may be deemed the beneficial owner of 2,140,976 shares of the Company’s common stock. Wellington Management Group LLP is the parent holding company of certain holding companies and the Wellington Investment Advisers. The securities are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The address for all of the aforementioned entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(14)
Champlain Investment Partners, LLC reported in a Schedule 13G/A filed with the SEC on March 17, 2016 that it held sole voting power with respect to 1,392,270 shares and sole dispositive power with respect to 1,962,310 shares of the Company’s common stock. The address for Champlain Investment Partners, LLC is 180 Battery Street, Burlington, VT 05401.

(15)
BlackRock, Inc. reported on a Schedule 13G filed with the SEC on January 28, 2016 that it held sole voting power with respect to 1,785,298 shares and sole dispositive power with respect to 1,852,152 shares of the Company’s common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, the officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements during the fiscal year ended June 30, 2016 and thereafter prior to October 4, 2016. However, the Company discovered that a Form 4 was not filed by each of Leslie Trigg and Paul Koehn to report a sale of shares of common stock effected on February 3, 2015 and February 26, 2015, respectively, due to administrative errors. The sales were reported on a Form 4 filed on behalf of Ms. Trigg on June 1, 2016 and on behalf of Mr. Koehn on August 10, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents the equity compensation plan information as of June 30, 2016:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by stockholders	561,589	$10.32	3,266,125
Equity compensation plans not approved by stockholders(2)	45,290	$7.90	—
TOTAL	606,879	$10.14	3,266,125

(1)
Includes 1,114,935 shares of common stock available for issuance under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and 2,151,190 shares of common stock available for issuance under the 2015 Employee Stock Purchase Plan at June 30, 2016.

(2)	Represents outstanding options granted to employees, directors and consultants outside of the 2014 Plan and our other equity incentive plans.

FORM 10-K INFORMATION

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2016 (WITHOUT EXHIBITS) ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY’S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO CSI’S SECRETARY AT 1225 OLD HIGHWAY 8 NW, ST. PAUL, MINNESOTA 55112.

OTHER MATTERS

The Board of Directors and management know of no other matters that will be presented for consideration at the Annual Meeting. However, since it is possible that matters of which the Board of Directors and management are not now aware may come before the meeting or any adjournment of the meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.

By Order of the Board of Directors

Scott R. Ward
Chairman of the Board,
President and Chief Executive Officer

St. Paul, Minnesota
October 4, 2016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:         KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:			For	Against	Abstain
	1.1	Brent G. Blackey		☐	☐	☐
	1.2	Leslie L. Trigg		☐	☐	☐
	1.3	Scott R. Ward		☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3:				For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2017.			☐	☐	☐
3.	Proposal to cast a non-binding advisory vote on the compensation of our named executive officers.			☐	☐	☐

NOTE: Proposal 1 is to elect Class II directors to hold office until the 2019 Annual Meeting of Stockholders. In their discretion, the proxies named on the front of this card are also authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owner)		Date

The Annual Report, Form 10-K, Notice & Proxy Statement are available online at:
http://www.csi360proxy.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Form 10-K, Notice & Proxy Statement are available at
www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

CARDIOVASCULAR SYSTEMS, INC.
Annual Meeting of Stockholders
November 16, 2016 10:00 AM CT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Scott R. Ward and Laurence L. Betterley, and each of them individually, as attorneys and proxies, of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorizes them to represent and to vote all of the shares of stock of Cardiovascular Systems, Inc., a Delaware corporation, standing in the name of the undersigned with all the power which the undersigned would have if present at the Annual Meeting of Stockholders to be held on November 16, 2016, at 10:00 a.m. (Central Time), and any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if personally present thereat, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no selection is made, this Proxy will be voted “FOR” Proposal Nos. 1, 2, and 3.

Continued and to be signed on reverse side